CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
2.500% Notes due 2030	$500,000,000	99.807%	$499,035,000	$64,900

(1)
Calculated in accordance with Rule 457(r) under the Securities Act.

 Filed Pursuant to Rule 424(b)(5)
 Registration No. 333-234452
PROSPECTUS SUPPLEMENT
(To prospectus dated November 1, 2019)
$500,000,000
FLIR Systems, Inc.
2.500% Notes due 2030
We are offering $500,000,000 aggregate principal amount of our 2.500% Notes due 2030 (the “notes”). We will pay interest on the notes semi-annually in arrears on February 1 and August 1 of each year, beginning on February 1, 2021. The notes will mature on August 1, 2030.
The notes may be redeemed at our option, at any time and from time to time, in whole or in part, at the redemption prices described in this prospectus supplement under the caption “Description of the Notes —Optional Redemption.” If we experience a change of control triggering event, we may be required to offer to repurchase the notes from holders. See “Description of the Notes — Offer to Repurchase Upon Change of Control Triggering Event.” The notes will be our general unsecured senior obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding.
We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated dealer quotation system. Currently, there is no public market for the notes.
Investing in the notes involves significant risk. You should carefully consider the risks described in the “Risk Factors” section of this prospectus supplement beginning on page S-12 and similar sections in our filings with the Securities and Exchange Commission that are incorporated or deemed to be incorporated by reference herein before investing in any of the notes offered hereby.
	Per Note	Total
Public offering price(1)	99.807%	$499,035,000
Underwriting discount	0.650%	$3,250,000
Proceeds to FLIR Systems, Inc., before expenses(1)	99.157%	$495,785,000

(1)
Plus accrued interest, if any, from August 3, 2020, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, against payment in New York, New York on or about August 3, 2020.

Joint Book-Running Managers
BofA Securities	J.P. Morgan
Co-Managers
US Bancorp	Citigroup	MUFG
HSBC	BNP PARIBAS	Siebert Williams Shank
The date of this prospectus supplement is July 20, 2020.

Prospectus Supplement
Prospectus

i

ABOUT THIS PROSPECTUS SUPPLEMENT
We provide information to you about this offering in two separate documents. The accompanying prospectus provides general information about us. This prospectus supplement describes the specific details regarding this offering. Generally, when we refer to the “prospectus,” we are referring to both documents combined. Additional information is incorporated by reference in this prospectus supplement. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document that has previously been filed and is incorporated into the accompanying prospectus or this prospectus supplement by reference, on the other hand, the information in this prospectus supplement shall control.
We urge you to read carefully this prospectus supplement, the accompanying prospectus, the documents incorporated by reference into this prospectus supplement and the accompanying prospectus and the additional information described under “Where You Can Find More Information” in this prospectus supplement before deciding whether to invest in the notes offered by this prospectus supplement.
The distribution of this prospectus supplement, the accompanying prospectus and any related free writing prospectus and the offering of the notes in certain jurisdictions may be restricted by law. No action has been or will be taken by us or by any underwriter, agent or dealer involved in the distribution of the notes that would permit a public offering of the notes or the possession or distribution of this prospectus supplement, the accompanying prospectus or any related free writing prospectus in any jurisdiction where action for that purpose is required, other than the United States. Neither this prospectus supplement nor the accompanying prospectus or any related free writing prospectus constitutes, and none of the foregoing may be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.
You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus. We have not authorized any person to provide you with different or inconsistent information. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and any related free writing prospectus, and the documents incorporated and deemed to be incorporated by reference herein and therein, are accurate only as of the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.
Unless we otherwise specify or the context indicates otherwise, references in this prospectus supplement, the accompanying prospectus or any related free writing prospectus to “FLIR,” the “Company,” “we,” “us,” “our” or similar terms refer to FLIR Systems, Inc. and all of its consolidated subsidiaries.

S-ii

WHERE YOU CAN FIND MORE INFORMATION
We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”) on a regular basis.
The SEC also maintains a website that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that site is http://www.sec.gov. Our SEC filings are also available from our website at http://www.flir.com. Information on or accessible through our website is not part of this prospectus supplement, the accompanying prospectus or any related free writing prospectus.
This prospectus supplement constitutes part of a registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”). As permitted by the SEC’s rules, this prospectus supplement omits information and exhibits included in the registration statement. For further information about us and the notes, you should read the registration statement and the exhibits thereto. Statements contained in this prospectus supplement as to the contents of any contract or other document are not complete and in each instance we refer you to the copy of the contract or document filed or incorporated by reference as an exhibit to the registration statement of which this prospectus supplement is a part or to a document incorporated or deemed to be incorporated by reference in this prospectus supplement, and each such statement is qualified in all respects by such reference.

S-iii

DOCUMENTS INCORPORATED BY REFERENCE
We have “incorporated by reference” in this prospectus supplement and the accompanying prospectus certain documents that we file with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. This information incorporated by reference is a part of this prospectus supplement and the accompanying prospectus, unless we provide you with different information in this prospectus supplement and the accompanying prospectus or the information is modified or superseded by a subsequently filed document. Any information referenced in this way is considered part of this prospectus supplement and the accompanying prospectus from the date we file that document.
Any reports filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and before the completion of the offering of the notes (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules) will be deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus and will automatically update, where applicable, and, to the extent inconsistent, supersede any information contained in this prospectus supplement, the accompanying prospectus or any related free writing prospectus or incorporated or deemed to be incorporated by reference herein or therein.
This prospectus supplement and the accompanying prospectus incorporate the documents listed below that we have previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules). These documents contain important information about us, our business and our financial condition.
FLIR SEC Filings	Period or Date Filed
Annual Report on Form 10-K	For the year ended December 31, 2019
Quarterly Report on Form 10-Q	For the quarter ended March 31, 2020
Current Reports on Form 8-K	Filed on January 23, 2020, April 21, 2020 and May 21, 2020
Definitive Proxy Statement on Schedule 14A	Filed on March 11, 2020
You can obtain any of the documents incorporated by reference in this prospectus supplement and the accompanying prospectus from us or from the SEC through the SEC’s website at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless we specifically incorporated by reference the exhibit in this prospectus supplement and the accompanying prospectus. You can obtain these documents from us by requesting them in writing, by telephone or via the Internet at the following address, number or website:
FLIR Systems, Inc.
1201 S Joyce St.
Arlington, VA 22202
Telephone: (703) 682-3400
http://www.flir.com
The information contained on or that can be accessed through our website is not a part of this prospectus supplement, the accompanying prospectus or any related free writing prospectus, or any document incorporated or deemed to be incorporated by reference herein or therein.

S-iv

FORWARD-LOOKING STATEMENTS
This prospectus supplement, the accompanying prospectus, any related free writing prospectus and portions of the documents incorporated by reference herein and therein contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future events and our future results that are based on management’s current expectations, estimates, projections and assumptions about our business. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “sees,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements, including management’s expectations regarding our ability to keep manufacturing facilities operational, our ability to rely on existing suppliers and vendors in our supply chain and management’s expectations to be able to mitigate future disruptions to our business operations are based on current expectations, estimates, and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors including, but not limited to, those discussed in “Risk Factors” in this prospectus supplement, the accompanying prospectus or any related free writing prospectus, in our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and in our most recent Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 which are incorporated by reference in this prospectus supplement, as well as the following:
•
risks related to United States government spending decisions and applicable procurement rules and regulations;

•
negative impacts to operating margins due to reductions in sales or changes in product mix;

•
impairments in the value of tangible and intangible assets;

•
unfavorable results of legal proceedings;

•
risks associated with international sales and business activities, including the regulation of the export and sale of our products worldwide and our ability to obtain and maintain necessary export licenses, as well as the imposition of significant tariffs or other trade barriers;

•
risks related to subcontractor and supplier performance and financial viability as well as raw material and component availability and pricing;

•
risks related to currency fluctuations;

•
adverse general economic conditions or volatility in our primary markets;

•
our ability to compete effectively and to respond to technological change;

•
risks related to product defects or errors;

•
our ability to protect our intellectual property and proprietary rights;

•
cybersecurity and other security threats and technology disruptions;

•
our ability to successfully manage acquisitions, investments and divestiture activities and integrate acquired companies;

•
our ability to achieve the intended benefits of our strategic restructuring;

•
our ability to attract and retain key senior management and qualified technical, sales and other personnel;

•
risks to our supply chain, production facilities or other operations, and changes to general, domestic, and foreign economic conditions, due to the COVID-19 pandemic; and

•
other risks discussed from time to time in filings and reports filed with the Securities and Exchange Commission.

COVID-19 may exacerbate one or more of the aforementioned and/or other risks, uncertainties and other factors more fully described in our reports filed with the SEC. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international

S-v

economic conditions. Such forward-looking statements speak only as of the date on which they are made and except as required by law, we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this prospectus supplement. If we update or correct one or more forward-looking statements, investors and others should not conclude that we will make additional updates or corrections with respect to other forward-looking statements.

S-vi

Summary
This summary is not complete and does not contain all of the information that you should consider before buying the notes in this offering. You should read carefully the entire prospectus supplement and the accompanying prospectus, including in particular the section entitled “Risk Factors” beginning on page S-12 of this prospectus supplement and the more detailed information and financial statements and related notes appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making any investment decision.
Company Overview
We are a world leader in developing technologies that enhance perception and awareness. We design, develop, market, and distribute solutions that detect people, objects and substances that may not be perceived by human senses and improve the way people interact with the world around them. We bring these innovative technologies into daily life in ways that help save lives and livelihoods. FLIR technologies include thermal imaging systems, visible-light imaging systems, locater systems, measurement and diagnostic systems, and advanced threat-detection solutions. We are currently active in more than 150 countries.
Founded in 1978, we are a pioneer in advanced sensors and integrated sensor systems that enable the gathering, measurement, and analysis of critical information through a wide variety of applications in industrial, government, and commercial markets worldwide. We offer the broadest range of infrared, also known as thermal, imaging solutions in the world, with products that range from professional-use thermal camera smartphone accessories to highly advanced aircraft-mounted imaging systems for military and search and rescue applications, with products in between serving a multitude of markets, customers, and applications. As the cost of thermal imaging technology has declined, our opportunities to increase the adoption of thermal technology and create new markets for the technology have expanded. In order to better serve the customers in these markets, we have augmented our thermal product offerings with complementary sensing technologies, such as visible imaging, radar, laser, sonar, chemical sensing, and environmental sensing technologies.
Our goal is to both enable our customers to benefit from the valuable information produced by advanced sensing technologies and to deliver sustained superior financial performance for our shareholders. We create value for our customers by improving personal and public safety and security, providing advanced intelligence, surveillance, reconnaissance, and tactical defense capabilities, facilitating air, ground, and maritime-based situational awareness, detecting electrical, mechanical and building envelope problems, displaying process irregularities, detecting volatile organic gas emissions, and enhancing advanced driver-assistance systems and autonomous driving solutions, as well as a variety of other uses of thermal and other sensing technologies.
Our business model and range of solutions allow us to sell products to various end markets, including industrial, original equipment manufacturing (“OEM”), military, homeland security, enterprise, infrastructure, and environmental. We sell off-the-shelf products in configurations to suit specific customer requirements in an efficient, timely, and affordable manner, and support those customers with training and ongoing support and services. Centered on the design of products for low-cost manufacturing and high-volume distribution, our commercial operating model has been developed over time and provides us with a unique ability to adapt to market changes and meet our customers’ needs. Because we aggregate product demand and production across these markets, we can generate significant volume; this volume drives down cost, which then increases demand, enabling a virtuous cycle of lower prices and higher unit volumes. Our manufacturing and supply processes are vertically integrated, minimizing lead times, facilitating prompt delivery, controlling costs and ensuring that components satisfy our high quality standards.
We have evolved our product suite over time, expanding our reach into markets that are adjacent to thermal imaging, with the intent of expanding the adoption and channel development for thermal imaging technology. Examples of this evolution include our entrance into the visible-image security and surveillance market, the industrial machine vision market, and the traffic monitoring and signal control market. We intend to maintain this evolution as we continue to lower the cost of advanced sensing products. As the cost to own thermal technology continues to decline, the application of these sensors is expanding beyond imaging to areas such as data acquisition where thermal sensors can provide important data that can be used for a wide variety of applications.
We believe that the FLIR brand is known for quality, innovation and trust and that customers are drawn to us for products and solutions that are effective, innovative, easy to use, and sold at competitive market prices. We intend to: continue to reduce the cost of thermal technology through higher volumes and new product and process improvements; innovate new applications and form-factors for our technology based on customer feedback; improve the customer experience through improved user-interface, ease-of-use, and software; increase customer loyalty and trust by providing world-class product warranties and support; and improve operational processes to realign resources to be nimble in response to customers’ needs and market trends.
We are organized into the following two operating segments:
Industrial Technologies.   The Industrial Technologies segment develops and manufactures thermal and visible-spectrum imaging camera cores and components that are utilized by third parties to create thermal, industrial, and other types of imaging systems. The segment also develops, manufactures, and services offerings that image, measure, and analyze thermal energy, gases, and other environmental elements for industrial, commercial, and scientific applications, imaging payloads for unmanned aerial systems (“UAS”), and machine vision cameras. Additionally, the segment develops, manufactures, and services fixed-mounted visible and thermal imaging cameras and related analytics software for perimeter security, critical infrastructure, recreational and commercial maritime, and traffic monitoring and control. Offerings include thermal imaging cameras, analytics software, gas detection cameras, firefighting cameras, process automation cameras, environmental test and measurement devices, security cameras, marine electronics, and traffic cameras. In fiscal year 2019, the Industrial Technologies segment reported approximately $1,092 million in revenue, which includes fiscal year 2019 legacy Commercial Business Unit revenue of $354 million.
Defense Technologies.   The Defense Technologies segment develops and manufactures enhanced imaging and recognition solutions for a wide variety of military, law enforcement, public safety, and other government customers around the world for the protection of borders, troops, and public welfare. The segment also develops and manufactures sensor instruments and integrated platform solutions for the detection, identification, and suppression of chemical, biological, radiological, nuclear, and explosives (“CBRNE”) threats for military force protection, homeland security, and commercial applications. Offerings include airborne, land, maritime, and man-portable multi-spectrum imaging systems, radars, lasers, imaging components, integrated multi-sensor system platforms, CBRNE detectors, nano-class UAS solutions, and services related to these systems. The segment also produces advanced multi-mission unmanned air and ground based systems serving US Department of Defense and Federal government agencies, public safety, and governmental customers in international markets. In fiscal year 2019, the Defense Technologies segment reported approximately $795 million in revenue.
FLIR Systems, Inc. is a Delaware corporation and was originally incorporated in 1978. Our headquarters are located at 27700 SW Parkway Avenue, Wilsonville, Oregon 97070, and the telephone number at this location is (503) 498-3547. Information about us is available on our website at www.flir.com. The information contained in, or that can be accessed through, our website is not part of this prospectus supplement, the accompanying prospectus, the documents incorporated or deemed to be incorporated by reference herein, or any free writing prospectus.
Recent Developments
Preliminary Financial Results for the Three Months Ended June 30, 2020
The following information reflects our preliminary results for the three months ended June 30, 2020, based on currently available information. Our normal reporting processes with respect to the estimated financial data provided below have not been fully completed. These final procedures often result in changes to accounts. As a result, our final results may vary from the preliminary results presented below. We undertake no obligation to update or supplement the information provided below until we release our results of operations for the three months ended June 30, 2020.

The preliminary financial data included in this prospectus supplement has been prepared by, and is the responsibility of, our management. KPMG LLP has not audited, reviewed, compiled, or applied agreed-upon procedures with respect to the preliminary financial data. Accordingly, KPMG LLP does not express an opinion or any other form of assurance with respect thereto.
Based on currently available information, we expect our revenue for the three months ended June 30, 2020 to be approximately $480 million. The preliminary revenue estimate reflects increased demand for thermal cameras used in Elevated Skin Temperature, or EST, screening in light of COVID-19 and increased volumes for unmanned systems, partially offset by reduced demand in commercial end markets such as maritime and security products as well as delays associated with certain international orders.
Project Be Ready
In the first quarter of 2020, we completed a business reorganization as part of our “Project Be Ready” restructuring program which resulted in the identification of two reportable segments (Industrial Technologies and Defense Technologies). We commenced operating and reporting under the new organization structure effective January 1, 2020. See Note 18, “Operating Segments and Related Information,” of the Notes to the Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, which is incorporated herein by reference, for a description of each operating segment, including the types of products and services from which each operating segment derives its revenues. See Note 20, “Restructuring” of the Notes to the Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, which is incorporated herein by reference, for further information on Project Be Ready.
Industrial Technologies
Advanced Driver Assistance Systems (ADAS)
In the first quarter of 2020, we entered into an agreement with Foresight Autonomous Holdings Ltd, pursuant to which the parties will establish a strategic cooperation plan for the development, marketing and distribution of Foresight’s QuadSight® vision system, combined with FLIR Systems’ infrared cameras, to a wide range of prospective customers. As part of the agreement, Foresight will exclusively purchase its thermal cameras from FLIR for all systems to be commercialized worldwide.
Elevated Skin Temperature (“EST”)
On June 2, 2020, we announced the installation of EST technology at the Pentagon Visitor Center to help screen visitors. On June 30, 2020, we announced an EST software update, which allows for temperature reading processing in two seconds or less.
Defense Technologies
On March 2, 2020, we entered into a $23 million multi-year production contract with the U.S. Air Force for over 180 Centaur unmanned group vehicles (“Centaurs”). On April 3, 2020, we received a $19 million order from the U.S. Marine Corps for over 140 Centaurs. On May 7, 2020, we entered into a $21 million contract with the U.S. Army for Black Hornet 3 Personal Reconnaissance Systems. On June 9, 2020, we received a $9 million order from the U.S. Navy for over 70 Centaurs.
Impact of COVID-19
On January 30, 2020, the World Health Organization declared the recent coronavirus disease 2019 (“COVID-19”) outbreak as a global health emergency. On March 11, 2020, the World Health Organization raised the COVID-19 outbreak to “pandemic” status. The transmission of COVID-19 and efforts to contain its spread have resulted in international, national and local border closings and other significant travel restrictions and disruptions, significant disruptions to business operations, supply chains and customer activity, event cancellations and restrictions, service cancellations, reductions and other changes, significant challenges in healthcare service preparation and delivery, quarantines and related government actions and policies, as well as general concern and uncertainty that has negatively affected the U.S. and global economy and financial environments.
Our businesses have been deemed essential for critical infrastructure under the Cybersecurity and Infrastructure Security Agency exemption, and all of our manufacturing facilities remain operational. The health and safety of our employees across the globe remain our top priority during this crisis. We have enacted stringent safety protocols to protect our employees and ensure we continue to service our customers. We initiated a site entry restriction policy for external visitors to our facilities. We have also developed contingency plans for staggered work schedules designed to reduce the number of employees working at a given time. We are regularly deep cleaning our facilities, advising all employees to follow safe hygiene practices, and requiring employees to stay home if they have any of the known symptoms or have come into contact with people who have tested positive for COVID-19. We have also implemented a global employee travel ban and allowed employees to work remotely if they are able to do so.
The outbreak did not have a material impact on our consolidated financial results in the first quarter of 2020. As of March 31, 2020, we had approximately $570 million in total liquidity, comprised of cash on hand and availability under our revolving credit facility. Given the high degree of uncertainty in the current macroeconomic environment resulting from COVID-19, we remain focused on working capital management and prudent cash preservation.
While the Industrial Technologies segment has experienced heightened demand for our EST cameras as a result of the COVID-19 pandemic, which are being deployed to help prevent the spread of the virus, this has been partially offset by a decline in demand for other industrial and consumer products. These trends are likely to affect the Industrial Technologies segment’s results in subsequent quarters, although it is not yet possible to estimate the longer-term effects of the pandemic on demand for EST screening technology and other products. The demand in the Defense Technologies segment remains steady, but we have experienced, and may continue to experience, delays in orders from United States and foreign government agencies. We will continue to prioritize delivery of thermal cameras to help mitigate the spread of COVID-19, and focus on supporting supply chain and manufacturing capacity.
We continue to monitor the rapidly evolving situation related to COVID-19. The extent to which COVID-19 impacts our operations or financial results will further depend on future developments, which are highly uncertain and cannot be predicted, including additional actions taken by governments, businesses and individuals to contain the virus or address its impact, new information which may emerge concerning the severity or treatability of the virus, and the extent of the economic downturn resulting from the response to the virus, among others.

The Offering
Below is a brief summary of the principal terms of the notes. Some of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Notes” section of this prospectus supplement contains a more detailed description of the terms and conditions of the notes. In this section, references to “us,” “we,” “our” or the “Company” refer only to FLIR Systems, Inc. and not to any of its subsidiaries.
Issuer
FLIR Systems, Inc.
Notes Offered
$500,000,000 aggregate principal amount of 2.500% notes due August 1, 2030 (the “notes”).
Maturity
The notes will mature on August 1, 2030.
Interest Rate and Payment Dates
The notes will bear interest at a rate of 2.500% per year, payable semi-annually in arrears on February 1 and August 1 of each year, commencing on February 1, 2021.
Ranking
The notes will be our senior unsecured indebtedness. The payment of the principal of, premium, if any, and interest on the notes will:
•
rank equally in right of payment with all of our existing and future senior indebtedness;

•
rank senior in right of payment to all of our indebtedness that is, by its terms, expressly subordinated to our senior indebtedness; and

•
be effectively subordinated to our secured indebtedness to the extent of the value of the collateral securing such indebtedness and to the existing and future liabilities of our subsidiaries.

As of March 31, 2020, after giving effect to the issuance of the notes and the use of proceeds therefrom, including the redemption of our 3.125% senior notes due June 15, 2021 with a portion of the net proceeds, we would have had approximately $909 million of indebtedness, none of which is secured indebtedness, and our subsidiaries would have had approximately $504 million of indebtedness and other liabilities (including trade payables but excluding intracompany indebtedness and other obligations not required to be reflected on a balance sheet in accordance with GAAP).
Optional Redemption
We may redeem the notes at our option, at any time in whole or from time to time in part, at a redemption price equal to the greater of:
•
100% of the principal amount of the notes to be redeemed; and

•
the sum of the present values of the remaining scheduled payments of principal and interest in respect of the notes to be redeemed (not including any interest accrued as of the date of redemption) from the date of redemption through May 1, 2030 (the date that is three months prior to the stated maturity date), in each case discounted to the date of redemption on a semi-annual basis (assuming a 360 day year consisting of twelve 30 day months) at the

Treasury Rate (as defined in this prospectus supplement) plus 30 basis points, plus accrued and unpaid interest on the principal amount being redeemed to the date of redemption.
In addition, we may redeem the Notes in whole or in part from and after May 1, 2030 (the date that is three months prior to the stated maturity date) at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest, if any, on such notes to, but excluding the Redemption Date.
Change of Control Triggering Event
If we experience a “Change of Control Triggering Event” (as defined in this prospectus supplement), unless we have exercised our right to redeem the notes, each holder of notes will have the right to require us to repurchase all or any part of such holder’s notes at a price equal to 101% of the aggregate principal amount of the notes repurchased together with accrued and unpaid interest, if any, as described more fully under “Description of the Notes — Offer to Repurchase Upon Change of Control Triggering Event.”
Covenants
The indenture governing the notes will contain covenants that, among other things, limit our ability to:
•
create or incur certain liens;

•
enter into certain sale and leaseback transactions; or

•
enter into certain mergers, consolidations and transfers of substantially all of our assets.

These covenants are subject to a number of important limitations and exceptions. See “Description of the Notes.”
Use of Proceeds
We expect the net proceeds from this offering of notes to be approximately $494 million after deducting the underwriting discount and our estimated expenses relating to the offering. In connection with the pricing of this offering of notes, we have issued a notice of redemption for all of our outstanding $425.0 million aggregate principal amount of our 3.125% senior notes due June 15, 2021 (the “2021 notes”). We intend to use the net proceeds of this offering to pay the redemption price for the 2021 notes and for general corporate purposes, which may include working capital, investments in our subsidiaries, capital expenditures, acquisitions and stock repurchases.
Form and Denomination
We will issue the notes in the form of one or more fully registered global notes registered in the name of The Depository Trust Company or its nominee. The notes will be issued in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof.
Governing Law
New York
Trustee
U.S. Bank National Association
Risk Factors
Investing in the notes involves significant risk. Before making a decision to invest in the notes, you should consider carefully all of the information set forth in this prospectus supplement and the accompanying prospectus and, in particular, you should consider carefully the risk factors set forth under the heading “Risk Factors” beginning on page S-12 of this prospectus supplement and those set forth in our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and in our most recent Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 which are incorporated by reference in this prospectus supplement and the accompanying prospectus, which may be obtained as described under “Where You Can Find More Information.”

Summary Consolidated Financial Data
The following tables summarize certain of our consolidated financial data for the periods and at the dates indicated. We derived our summary consolidated financial data as of and for the years ended December 31, 2019, 2018 and 2017 from our audited consolidated financial statements included in our A annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated by reference herein. We derived our summary consolidated financial data as of and for the three months ended March 31, 2020 and 2019 from our unaudited consolidated financial statements included in our Q uarterly Report on Form 10-Q for the quarter ended March 31, 2020, which is incorporated by reference herein. The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of our consolidated financial position and results of operations for the interim periods. The results of operations for any interim period are not necessarily indicative of the operating results to be expected for any subsequent interim period or for a full year.
	(in thousands, except per share amounts)
	Three Months Ended March 31,		Year Ended December 31,
	2020	2019	2019	2018	2017
	(unaudited)
Statement of Income Data:
Revenue	$450,923	$444,736	$1,887,026	$1,775,686	$1,800,434
Cost of goods sold	231,555	210,875	957,523	875,368	941,658
Gross profit	219,368	233,861	929,503	900,318	858,776
Operating expenses:
Research and development	53,847	47,680	204,207	176,281	170,735
Selling, general and administrative	116,242	104,490	441,937	386,869	373,867
Restructuring expenses	20,784	609	10,099	4,854	625
Loss on sale of business	—	—	—	13,708	23,588
Total operating expenses	190,873	152,779	656,243	581,712	568,815
Earnings from operations	28,495	81,082	273,260	318,606	289,961
Interest expense	6,961	5,516	27,711	16,147	16,804
Interest income	(349)	(1,057)	(2,651)	(3,901)	(1,764)
Other (income) expense, net	(1,315)	1,866	6,284	(743)	(4,144)
Earnings before income taxes	23,198	74,757	241,916	307,103	279,065
Income tax provision	7,774	13,009	70,319	24,678	171,842
Net earnings	$15,424	$61,748	$171,597	$282,425	$107,223
Basic earnings per share	$0.12	$0.46	$1.27	$2.05	$0.78
Diluted earnings per share	$0.11	$0.45	$1.26	$2.01	$0.77

	(in thousands, except % and ratio amounts)
	Three Months Ended March 31,		Year Ended December 31,
	2020	2019	2019	2018	2017
	(unaudited for all periods presented)
Other Financial and Operating Data:
Adjusted operating income(1)	$75,508	$97,438	$395,713	$394,993	$343,579
Adjusted operating income margin(2)	16.7%	21.9%	21.0%	22.2%	19.1%
Adjusted EBITDA(1)	$87,837	$108,172	$441,469	$436,931	$387,198
Adjusted EBITDA margin(3)	19.5%	24.3%	23.4%	24.6%	21.5%
Net debt(4)	$530,581	$484,979	$392,271	$(90,196)	$(98,406)
Net debt to Adjusted EBITDA ratio(1)(4)	1.3x(5)	1.1x(5)	0.9x	(0.2x)	(0.3x)
Current backlog(6)	$743,179	$671,630	$672,501	$602,293	$651,725
	(in thousands)
	Three Months Ended March 31, 2020	Year Ended December 31, 2019
	(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$308,615	$284,592
Total assets	$3,122,237	$3,137,541
Total shareholders’ equity	$1,704,580	$1,871,433

(1)
As a supplement to our United States generally accepted accounting principles (“GAAP”) financial results, this prospectus supplement contains the following non-GAAP financial measures: (i) adjusted operating income (defined as net earnings, excluding (A) income tax provision, (B) other (income) expense, net, (C) interest (income) expense, net, (D) amortization of acquired intangible assets, (E) restructuring expenses and asset impairment charges, (F) acquisition related expenses, (G) separation, transaction and integration costs, (H) loss on sale of business, and (I) discrete legal and compliance matters), (ii) adjusted operating income margin (defined as adjusted operating income divided by revenue), (iii) adjusted EBITDA (defined as adjusted operating income, excluding (A) depreciation and amortization and (B) amortization of acquired intangibles) and (iv) adjusted EBITDA margin (defined as adjusted EBITDA divided by revenue). These non-GAAP measures of financial performance are not prepared in accordance with GAAP and computational methods may differ from those used by other companies. Additionally, these non-GAAP measures should not be considered a substitute for any other performance measure determined in accordance with GAAP, and we caution you to consider these measures in addition to, not as a substitute for, its consolidated financial results as presented in accordance with GAAP. Each of the non-GAAP measures is adjusted from GAAP results as outlined in the following footnotes to the Other financial and operating data table.

In calculating non-GAAP financial measures, we exclude certain items to facilitate a review of the comparability of our core operating performance on a period-to-period basis, including: (i) separation, transaction, and integration costs, (ii) amortization of acquired intangibles, (iii) restructuring expenses and asset impairment charges, (iv) discrete legal and compliance matters, and (v) discrete tax items. We do not consider these items to be directly related to our core operating performance. Non-GAAP measures are used internally to evaluate the core operating performance of our business, for comparison with forecasts and strategic plans, and as a factor for determining incentive compensation for certain employees. Accordingly, supplementing GAAP financial results with these non-GAAP financial measures enables the comparison of our ongoing operating results in a manner consistent with the metrics reviewed by management. We believe that these non-GAAP measures, when read in conjunction with our GAAP financials, provide useful information by facilitating: the comparability of our ongoing operating results over the periods presented; the ability to identify trends in our underlying business;

and the comparison of our operating results against analyst financial models and operating results of other public companies that supplement their GAAP results with non-GAAP financial measures.

The following are explanations of certain of the adjustments that we incorporate into our non-GAAP financial measures: Separation, transaction, and integration costs — Represents transaction and integration costs related to divestiture and acquisition initiatives. Amortization of acquired intangibles — Represents amortization expense associated with acquired intangible assets. Restructuring expenses and asset impairment charges — Represents employee separation expenses, facility termination costs, and other expenses as well as goodwill, intangible asset, and inventory impairment charges associated with Company restructuring activities. Discrete legal and compliance matters — Represents costs incurred associated with certain legal and compliance matters that are not representative of ongoing operational costs. These expenses are primarily attributable to an administrative agreement with the U.S. Department of State (the “Consent Agreement”) to address and remediate certain historical practices associated with U.S. and international trade control laws and regulations. Such costs include a Directorate of Defense Trade Controls penalty, expenses associated with retention of a Special Compliance Officer, and remedial actions required by the terms of the Consent Agreement or otherwise necessary to remedy and achieve full compliance with U.S. and international trade control laws and regulations. Discrete tax items — Represents tax expenses and benefits related to discrete events or transactions that are not representative of our estimated tax rate related to ongoing operations. These items include charges and reversals of provisions associated with certain unrecognized tax benefits, benefits or charges associated with the windfalls or shortfalls resulting from vesting and exercise activity of share-based compensation, benefits associated with the reversal of previously recorded valuation allowances against certain deferred tax assets, and other discrete items not included in the annual effective tax rate associated with our ongoing operations.

	(in thousands)
	Three Months Ended March 31,		Year Ended December 31,
	2020	2019	2019	2018	2017
	(unaudited)
Net earnings	$15,424	$61,748	$171,597	$282,425	$107,223
Income tax provision	$7,774	$13,009	$70,319	$24,678	$171,842
Other (income) expense, net	$(1,315)	$1,866	$6,284	$(743)	$(4,144)
Interest (income) expense, net	$6,612	$4,459	$25,060	$12,246	$15,040
Amortization of acquired intangible assets	$11,896	$5,928	$57,376	$24,524	$27,391
Restructuring expenses and asset impairment charges	$20,784	$609	$23,765	$8,203	$625
Acquisition related expenses	$5,252	$6,477	—	—	—
Separation, transaction and integration costs	—	—	$18,989	$6,677	$2,014
Loss on sale of business	—	—	—	$13.7	$23.6
Discrete legal and compliance matters	$9,081	$3,342	$22,323	$23,278	—
Adjusted operating income	$75,508	$97,438	$395,713	$394,993	$343,579
Depreciation and amortization	$24,225	$16,662	$103,132	$66,462	$71,010
Amortization of acquired intangible assets	$(11,896)	$(5,928)	$(57,376)	$(24,524)	$(27,391)
Adjusted EBTIDA	$87,837	$108,172	$441,469	$436,931	$387,198

(2)
Adjusted operating income margin is calculated by dividing Adjusted Operating Income by Revenue.

(3)
Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by Revenue.

(4)
Net debt is the sum of credit facility and long term debt, less cash and cash equivalents.

	(in thousands)
	Three Months Ended March 31,		Year Ended December 31,
	2020	2019	2019	2018	2017
	(unaudited)
Credit facility	$191,000	$100,000	$16,000	$—	$—
Long term debt, current portion	$11,923	$12,451	$12,444	$—	$—
Long term debt, net of current	$636,273	$656,891	$648,419	$421,948	$420,684
Less: Cash and cash equivalents	$(308,615)	$(284,363)	$(284,592)	$(512,144)	$(519,090)
Net Debt	$530,581	$484,979	$392,271	$(90,196)	$(98,406)

(5)
Net debt to Adjusted EBITDA ratio for the three months ended March 31, 2020 and 2019 is calculated using Adjusted EBITDA for the prior twelve months. Adjusted EBITDA for the three months ended March 31, 2018 was $97 million.

(6)
Backlog represents orders received for products or services for which a sales agreement is in place and no revenue has been recognized. Current backlog is defined as orders received when delivery or performance is expected to occur within 12 months. As of March 31, 2020, current backlog was approximately $743 million, representing an 11% year-to-year increase when compared to current backlog for the prior year quarter ended March 31, 2019. From fiscal year 2016 through the fiscal quarter ended March 31, 2020, current backlog has grown at a compound annual growth rate of approximately 5.8%.

Risk Factors
Investing in the notes involves significant risk. Before making a decision to invest in the notes, you should consider carefully the risk factors described below, and those set forth in our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and our most recent Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 which are incorporated by reference in this prospectus supplement and the accompanying prospectus, which may be obtained as described under “Where You Can Find More Information,” as well as the other information contained and incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus. Each of these risks could have a material adverse effect on our business, results of operations and financial condition and the occurrence of any of these risks might cause you to lose all or part of your investment in the notes. These risks are not the only ones we face. Unforeseen risks could arise and problems or issues that we now view as minor could become more significant. If we are unable to adequately respond to these risks and uncertainties, our business, financial condition and results of operations would be materially adversely affected.
Risk Factors Related to our Company
The effects of the COVID-19 outbreak could adversely affect our business, results of operations, and financial condition.
On January 30, 2020, the World Health Organization declared the recent coronavirus disease 2019 (“COVID-19”) outbreak as a global health emergency. On March 11, 2020, the World Health Organization raised the COVID-19 outbreak to “pandemic” status. The transmission of COVID-19 and efforts to contain its spread have resulted in international, national and local border closings and other significant travel restrictions and disruptions, significant disruptions to business operations, supply chains and customer activity, event cancellations and restrictions, service cancellations, reductions and other changes, significant challenges in healthcare service preparation and delivery, quarantines and related government actions and policies, as well as general concern and uncertainty that has negatively affected the U.S. and global economy and financial environments. The ultimate impact of the COVID-19 pandemic on our business, results of operations and financial condition is uncertain and difficult to predict, but the COVID-19 pandemic could cause sudden, significant disruptions in our business operations, including the following:
•
We have experienced and may continue to experience disruptions in our supply chain from the actions of governments or businesses intended to contain or slow the spread of the virus, such as closing factories or other operations that produce components necessary for our products, quarantining individuals around major commercial hubs, and/or restricting the transportation of goods and services.

•
We may experience significant workplace disruptions as a result of employees in our production facilities becoming sick or are quarantined as a result of exposure to COVID-19, which could necessitate closing such facilities or significantly reducing their output for an extended period.

•
Delays in inspection, acceptance and payment by our customers, many of whom are working remotely, could also affect our sales and cash flows. Limitations on government operations can also impact regulatory approvals such as export licenses that are needed for international sales and deliveries. In addition, we could experience delays in international orders, many of which require lines of credit from local banks whose operations may be impacted by the COVID-19 pandemic. The Defense Technologies business has experienced and may continue to experience delays in orders from United States and foreign government agencies, and the Industrial business has experienced and may continue to experience a decline in demand for industrial and consumer products that are deemed non-essential. As a result of the COVID-19 crisis, there may be changes in our customers’ priorities and practices, as our customers confront competing budget priorities and more limited resources. These changes may impact current and future programs, government payments and other practices, procurements, and funding decisions.

•
Pursuant to government closure orders intended to contain or slow the spread of the virus, we have been required to close certain of our facilities that perform work that is deemed non-essential. One or more additional facilities could become subject to similar orders, which could further disrupt our operations if the work performed at such facilities cannot be conducted remotely, necessitating the furloughing of some of our employees or a permanent reduction in our workforce.
•
If we do not respond appropriately to the pandemic, or if customers do not perceive our response to be adequate, we could suffer damage to our reputation and our brands, which could adversely affect our business.

•
Deterioration of worldwide credit and financial markets could adversely affect our ability to obtain financing on favorable terms and continue to meet our liquidity needs.

In addition, across the globe, the response to the pandemic generally has involved a dramatic, rapid reduction in social and economic activity, which has led to a global recession which could be protracted. Therefore, while we have experienced increased demand for certain products that are used to help prevent the virus’s spread (such as our remote skin temperature sensors), the global economic downturn caused by the pandemic could significantly reduce demand for certain other products and services, particularly those with industrial or consumer applications. Furthermore, the resumption of our normal business operations after COVID-19-related interruptions may be delayed or constrained by lingering effects of COVID-19 on our suppliers, third-party service providers, and/or customers.
We continue to monitor the rapidly evolving situation related to COVID-19. The effects described above, alone or taken together, could have a material adverse effect on our business, results of operations, legal exposure, or financial condition. A sustained or prolonged outbreak could exacerbate the adverse impact of such effects. The extent to which COVID-19 impacts our operations or financial results will further depend on future developments, which are highly uncertain and cannot be predicted, including additional actions taken by governments, businesses and individuals to contain the virus or address its impact, new information which may emerge concerning the severity or treatability of the virus, and the extent of the economic downturn resulting from the response to the virus, among others.
To the extent the COVID-19 pandemic adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section, such as those relating to our potential need to dedicate cash flows to service our indebtedness and our ability to comply with the covenants contained in the agreements that govern our indebtedness.
State of Delaware law and our governing documents contain provisions that could discourage or prevent a potential takeover, even if the transaction would benefit our shareholders.
Other companies may seek to acquire or merge with us. An acquisition or merger of our Company could result in benefits to our shareholders, including an increase in the value of our common stock. Some provisions of our Certificate of Incorporation and Bylaws, including our ability to issue preferred stock without further action by our shareholders, as well as provisions of the General Corporation Law of the State Delaware (the “DGCL”), may discourage, delay or prevent a merger or acquisition that a shareholder may consider favorable.
Our Bylaws designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our shareholders, which could limit our shareholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or agents.
Our Bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be, to the fullest extent permitted by law, the sole and exclusive forum for any shareholder (including any beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or shareholder of the corporation to the corporation or the corporation’s shareholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or as to which the DGCL, our Certificate of Incorporation or the Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock is deemed to have received notice of and consented to the foregoing provisions. This choice of forum provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, employees or agents, which may discourage such lawsuits against us and our directors, officers, employees and agents. Alternatively, if a court were to find this choice of forum provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations.
Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. In addition, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Securities Act or any other claim for which the federal and state courts have concurrent jurisdiction.
Risk Factors Related to the Notes and our Indebtedness
The notes are effectively subordinated to the existing and future liabilities of our subsidiaries.
We have significant operations conducted through our subsidiaries. Accordingly, our cash flow and the consequent ability to service our debt, including the notes, are substantially dependent upon the earnings of our subsidiaries and the distribution of those earnings to us, whether by dividends, loans or otherwise. However, our subsidiaries are separate and distinct legal entities from us, and have no obligation to pay any amounts due on the notes or to provide us with funds to meet our payment obligations on the notes, whether in the form of dividends, distributions, loans or other payments. As a result, the notes will be effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries.
Our right to receive any assets of any of our subsidiaries upon their bankruptcy, liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will also be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we are a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.
Our subsidiaries are not prohibited from incurring debt or other liabilities, including senior indebtedness, or from issuing equity interests that have priority over our interests in the subsidiaries. If our subsidiaries were to incur additional debt or liabilities or to issue equity interests that have priority over our interests in the subsidiaries, our ability to pay our obligations on the notes could be adversely affected. In addition, any payment of dividends, loans or advances by our subsidiaries could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon the subsidiaries’ earnings and business considerations.
As of March 31, 2020, our subsidiaries had approximately $504 million of indebtedness and other liabilities (including trade payables but excluding intracompany indebtedness and other obligations not required to be reflected on a balance sheet in accordance with GAAP).
Our existing and future indebtedness may limit cash flow available to invest in the ongoing needs of our business, which could prevent us from fulfilling our obligations under the notes.
The indenture under which the notes will be issued will not limit the amount of indebtedness that we may incur. We also have the ability to incur additional indebtedness under our Second Amended and Restated Credit Agreement, dated March 29, 2019 (“Credit Agreement”), with Bank of America, N.A., JPMorgan Chase Bank, N.A., U.S. Bank National Association, Citibank, N.A., MUFG Union Bank, N.A., and the other lenders party thereto. As of March 31, 2020, after giving effect to the issuance of the notes and the use of proceeds therefrom, including the redemption of our 2021 notes with a portion of the net proceeds, we would have had approximately $909 million of indebtedness outstanding, including $191 million in aggregate principal amount of revolving loans under the Credit Agreement.
Our level of indebtedness, especially if we incur additional indebtedness, including any indebtedness under the Credit Agreement, could:
•
require us to dedicate a substantial portion of our cash flow from operations to the payment of debt service, reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions or other general corporate purposes;

•
increase our vulnerability to adverse economic or industry conditions;

•
limit our ability to obtain additional financing in the future to enable us to react to changes in our business; or

•
place us at a competitive disadvantage compared to businesses in our industry that have less indebtedness.

Additionally, any failure to meet required payments on our indebtedness, or failure to comply with any covenants in the instruments governing our indebtedness, could result in an event of default under the terms of those instruments. In the event of such default, the holders of such indebtedness could elect to declare all the amounts outstanding under such instruments to be due and payable. Any default under the agreements governing our indebtedness and the remedies sought by the holders of such indebtedness could render us unable to pay principal and interest on the notes and substantially decrease their value.
Your right to receive payments on the notes is effectively subordinated to the rights of secured creditors.
The notes will be effectively subordinated in right of payment to our secured indebtedness to the extent of the value of the collateral securing that indebtedness. The indenture under which the notes will be issued permits us to incur secured debt under specified circumstances. Any assets securing any of our secured indebtedness will be subject to prior claims by our secured creditors. In the event of our bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding-up, any assets that secure any of our debt will be available to pay our obligations under the notes only after all debt secured by those assets, as well as any other obligations ranking senior in right of payment to the notes, have been repaid in full, and holders of the notes would then only be entitled to participate in our remaining assets, if any, ratably with all of our remaining unsecured senior creditors. If there are insufficient assets remaining to pay all of these creditors, then all or a portion of the notes then outstanding and interest thereon would remain unpaid. As of March 31, 2020, we had no outstanding secured indebtedness.
The terms of the indenture and the notes provide only limited protection against significant corporate events and other actions we may take that could adversely impact your investment in the notes.
While the indenture and the notes contain terms intended to provide protection to the holders of the notes upon the occurrence of certain events involving significant corporate transactions, such terms are limited and may be insufficient to protect your investment in the notes. In addition, the definition of the term “Change of Control Triggering Event” does not cover a variety of transactions (such as acquisitions by us or recapitalizations) that could negatively affect the value of the notes. If we were to enter into a significant corporate transaction that would negatively affect the value of the notes but would not constitute a Change of Control Triggering Event, we would not be required to offer to repurchase your notes prior to their maturity.
Furthermore, the indenture for the notes does not:
•
require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity;

•
limit our ability to incur indebtedness that is equal in right of payment to the notes;

•
restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness that would be senior to our equity interests in our subsidiaries and therefore rank effectively senior to the notes;

•
limit the ability of our subsidiaries to service indebtedness;

•
restrict our ability to repurchase or prepay any other of our securities or other indebtedness; or

•
restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

As a result of the foregoing, when evaluating the terms of the notes, you should be aware that the terms of the indenture and the notes do not restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances and events that could have an adverse impact on your investment in the notes.
We may be unable to repurchase the notes upon a Change of Control Triggering Event.
If we experience a “Change of Control Triggering Event,” unless we have exercised our right to redeem the notes, each holder of notes will have the right to require us to repurchase all or any part of such holder’s notes at a price equal to 101% of the aggregate principal amount of the notes repurchased together with accrued and unpaid interest, if any. See “Description of the Notes — Offer to Repurchase Upon Change of Control Triggering Event.” However, we may not have sufficient funds to make the required repurchase of the notes. If we fail to make or complete a repurchase of the notes in that circumstance, we will be in default under the indenture governing the notes which could have material adverse consequences for us and holders of the notes. If we are required to repurchase a significant portion of the notes, we may require third-party financing. We cannot be sure that we would be able to obtain third-party financing on favorable terms, or at all.
One of the circumstances under which a “Change of Control” may occur is upon the sale or disposition of all or substantially all of our properties or assets. The phrase “all or substantially all” will likely be interpreted under applicable state law and will be dependent upon particular facts or circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or disposition of “all or substantially all” of our properties or assets has occurred, in which case, the ability of a holder of the notes to obtain the benefit of the offer for repurchase of all or a portion of the notes held by such holder may be impacted.
Changes in our credit ratings may adversely affect the value of the notes.
Our outstanding indebtedness, including the notes, from time to time may receive credit ratings from certain credit rating agencies. Such ratings are limited in scope and do not address all risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating was issued. An explanation of the significance of such ratings may be obtained from such rating agencies. Credit ratings are not a recommendation to buy, sell or hold the notes. There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies or placed on a so-called “watch list” for a possible downgrade or assigned a negative ratings outlook if, in any rating agency’s judgment, circumstances so warrant. In addition, because we may choose to take actions that adversely affect our credit ratings, such as incurring additional debt or repurchasing shares of our common stock, there can be no guarantee that our credit ratings will not decline during the term of the notes. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under review for a downgrade or have been assigned a negative outlook, could adversely affect the market value of the notes and increase our borrowing costs.
There is no established trading market for the notes and one may not develop.
There is currently no established trading market for the notes and we do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system. Although the underwriters have advised us that they presently intend to make a market in the notes after completion of the offering, they are under no obligation to do so and may discontinue any market-making activities at any time without notice. Accordingly, we cannot assure the liquidity of the trading market for the notes or that an active market will develop. If an active trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. Even if an active market does develop, the market may cease at any time. As a result, you may not be able to resell your notes for an extended period of time, if at all. In addition, if the notes are traded, they may trade at a discount from their initial offering price, depending on the market for similar securities, our results of operations and financial condition, general economic conditions and other factors.
We expect that the trading price of the notes will be significantly affected by changes in the interest rate environment, which could change substantially at any time.
We expect that the trading price of the notes will depend on a variety of factors, including, without limitation, the interest rate environment, which may be volatile, and is not within our control. If interest rates, or expected future interest rates, rise during the term of the notes, the market value of the notes may decline. Because interest rates and interest rate expectations are influenced by a wide variety of factors, many of which are beyond our control, we cannot assure you that changes in interest rates or interest rate expectations will not adversely affect the trading price of the notes.

Use of Proceeds
We expect the net proceeds from this offering of notes to be approximately $494 million after deducting the underwriting discount and our estimated expenses relating to the offering. In connection with the pricing of this offering of notes, we have issued a notice of redemption for all of our outstanding $425.0 million aggregate principal amount of the 3.125% senior notes due June 15, 2021 (the “2021 notes”). We intend to use the net proceeds of this offering to pay the redemption price for the 2021 notes and for general corporate purposes, which may include working capital, investments in our subsidiaries, capital expenditures, acquisitions and stock repurchases.

Capitalization
The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2020 on an actual basis and on an as adjusted basis to give effect to the sale of the notes offered hereby and the application of the net proceeds as described under “Use of Proceeds,” including the redemption of our 2021 notes with a portion of the net proceeds. You should read this table in conjunction with our historical consolidated financial statements and the related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.
	As of March 31, 2020(1)
	Actual	As Adjusted
	($ in thousands)
Cash and cash equivalents	$308,615	$379,400(2)
Long-term debt:
Credit Agreement (term loans)(3)	$212,195	$212,195
2.500% notes offered hereby due 2030	—	$495,785
3.125% senior notes due 2021	$424,077	$—
Total long-term debt(4)	636,273	707,980
Total shareholders’ equity	1,704,580	1,704,580
Total capitalization	$2,340,853	$2,412,560

(1)
This table does not include amounts under issued under our January 11, 2019 standby letter of credit. For more information on the standby letter of credit, see “Note 11. Credit Agreement” to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2019 and “Note 13. Debt” to our Consolidated Financial Statements included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, both of which are incorporated herein by reference.

(2)
This amount does not reflect the use of cash to pay the premium and accrued interest associated with the planned redemption of our 2021 notes on August 19, 2020 (conditioned on the closing of this offering).

(3)
This amount does not include $10.9 million in letters of credit outstanding, which reduce the amount of revolving loans available under the Credit Agreement.

(4)
Total long-term debt excludes $191 million outstanding under our revolving credit facility and $11.9 million current portion of long-term debt.

Description of the notes
You can find the definitions of certain terms used in this description under “— Certain Definitions.” Defined terms used in this description but not defined below under “— Certain Definitions” or elsewhere in this description have the meanings assigned to them in the indenture. In this description, the “Company,” “us,” “we” and “our” refer only to FLIR Systems, Inc.
We will issue our 2.500% notes due 2030 (the “notes”) under a supplemental indenture, to be dated as of August 3, 2020, between FLIR Systems, Inc. and U.S. Bank National Association, as trustee (the “Trustee”) to an indenture, to be dated as of August 3, 2020, between FLIR Systems, Inc. and the Trustee, and as it may be further supplemented from time to time.
The following description is a summary of the material provisions of the indenture, as supplemented by the supplemental indenture referred to above, which we refer to as the “indenture.” It does not restate that agreement in its entirety. We urge you to read the indenture because it contains additional information that may be of importance to you. A form of the indenture has been filed as an exhibit to the registration statement of which this prospectus supplement is a part and can be obtained as indicated under “Where You Can Find More Information.” The indenture contains provisions that define your rights under the notes. In addition, the indenture governs our obligations under the notes. The terms of the notes include those stated in the indenture and, upon effectiveness of a registration statement with respect to the notes, those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.
The notes will be issued in one series in an initial aggregate principal amount of $500,000,000.
The notes will be senior unsecured obligations of FLIR Systems, Inc. only and will rank equally with all other unsecured and unsubordinated indebtedness from time to time outstanding of FLIR Systems, Inc.
We will issue the notes only in fully registered form without coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Trustee will initially act as paying agent and registrar for the notes. The notes may be presented for registration of transfer and exchange at the offices of the registrar, which initially will be the Trustee’s corporate trust office. We may change any paying agent and registrar without notice to holders of the notes and we may act as paying agent or registrar. We will pay principal (and premium, if any) on the notes at the Trustee’s corporate trust office in Portland, Oregon. At our option, interest may be paid at the Trustee’s corporate trust office or by check mailed to the registered address of the holders.
The indenture does not limit the aggregate principal amount of debt securities that may be issued under it and provides that debt securities may be issued under it from time to time in one or more series. Except as described below under “— Certain Covenants,” the indenture does not include covenants restricting our ability to enter into a highly leveraged transaction, including a reorganization, restructuring, merger or similar transaction involving us that may adversely affect the holders of the notes, if such transaction is a permissible consolidation, merger or similar transaction. In addition, except as described below under “— Offer to Repurchase Upon Change of Control Triggering Event,” the indenture does not afford the holders of the notes the right to require us to repurchase or redeem the notes in the event of a highly leveraged transaction. See “— Consolidation, Merger and Sale of Assets.”
We have significant operations conducted through our subsidiaries. Accordingly, our cash flow and the consequent ability to service our debt, including the notes, are substantially dependent upon the earnings of our subsidiaries and the distribution of those earnings to us, whether by dividends, loans or otherwise. The payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations. Any right we have to receive assets of any of our subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors (including trade creditors), except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by us.

Principal, Maturity and Interest
The notes will mature on August 1, 2030 . Interest on the notes will accrue at a rate of 2.500% per year and will be payable semiannually in arrears on February 1 and August 1, commencing on February 1, 2021. We will pay interest to those Persons who were holders of record on the January 15 and July 15, as the case may be, immediately preceding each interest payment date.
Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.
When we use the term “business day,” we mean any day other than a Saturday, Sunday or other day on which commercial banking institutions in New York City are authorized or required by law to close.
If an interest payment date for the notes falls on a date that is not a business day, then interest will be paid on the next day that is a business day, and no interest on such payment will accrue for the period from and after such interest payment date. If a Redemption Date (as defined below) or the maturity date for any note falls on a date that is not a business day, the related payments of principal, premium, if any, and interest may be made on the next succeeding business day, and no additional interest will accumulate on the amount payable for the period from and after the Redemption Date or maturity date.
Further Issuances
We may, from time to time, without notice to or consent of the holders of notes, create additional notes under the indenture. These additional notes would have substantially the same terms as the notes offered hereby in all respects (or in all respects except in some cases for the payment of interest accruing prior to the Issue Date (as defined below) of the additional notes or except for the first payment of interest following the Issue Date of the additional notes) so that the additional notes may be consolidated and form a single series with the notes offered hereby.
Ranking
The notes will be senior unsecured obligations of the Company. The payment of the principal of, premium, if any, and interest on the notes will:
•
rank equally in right of payment with all existing and future senior indebtedness of the Company;

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rank senior in right of payment to all indebtedness of the Company that is, by its terms, expressly subordinated to the senior indebtedness of the Company; and

•
be effectively subordinated to the secured indebtedness of the Company to the extent of the value of the collateral securing such indebtedness and to the existing and future liabilities of the Company’s subsidiaries.

As of March 31, 2020, after giving effect to the issuance of the notes and the use of proceeds therefrom, including the redemption of our 2021 notes with a portion of the net proceeds, we would have had approximately $909 million aggregate principal amount of indebtedness, none of which is secured indebtedness, and our subsidiaries would have had approximately $504 million of indebtedness and other liabilities (including trade payables but excluding intracompany indebtedness and other obligations not required to be reflected on a balance sheet in accordance with GAAP).
Optional Redemption
We may, at our option, redeem the notes in whole at any time or in part from time to time at a redemption price equal to the greater of:
•
100% of the principal amount of the notes to be redeemed; and

•
as determined by the Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest in respect of the notes to be redeemed (not including any interest accrued as of the date of redemption) from the date of redemption (the

“Redemption Date”) through May 1, 2030 (the date that is three months prior to the stated maturity date), discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 30 basis points, plus accrued and unpaid interest on the notes to be redeemed to the Redemption Date.
In addition, we may redeem the notes in whole or in part from and after May 1, 2030 (the date that is three months prior to the stated maturity date), at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest, if any, on such notes to, but excluding, the Redemption Date.
“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of those notes.
“Comparable Treasury Price” means, with respect to any Redemption Date, (1) the average of the Reference Treasury Dealer Quotations for that Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Quotation Agent obtains fewer than four Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so received.
“Quotation Agent” means the Reference Treasury Dealer appointed by us.
“Reference Treasury Dealer” means (1) each of BofA Securities, Inc. and J.P. Morgan Securities LLC or an affiliate or successor thereof; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute another Primary Treasury Dealer, and (2) any other Primary Treasury Dealer we select.
“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding that Redemption Date.
“Treasury Rate” means, with respect to any Redemption Date, the rate per year equal to: (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the applicable Comparable Treasury Issue; provided that, if no maturity is within three months before or after the remaining term of the notes to be redeemed, yields for the two published maturities most closely corresponding to the applicable Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the applicable Comparable Treasury Issue, calculated using a price for the applicable Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that Redemption Date.
Any notice to holders of notes of a redemption hereunder needs to include the appropriate calculation of the redemption price, but does not need to include the redemption price itself. The actual redemption price, calculated as described above, must be set forth in an Officers’ Certificate (as defined below) of ours delivered to the Trustee no later than two business days prior to the Redemption Date.
Mandatory Redemption
We are not required to make mandatory redemption or sinking fund payments with respect to the notes.

Selection and Notice of Redemption
If we redeem less than all the notes at any time and the notes are Global Notes held by DTC, DTC will select the notes to be redeemed in accordance with its operational arrangements. If the notes are not Global Notes held by DTC, the Trustee will select notes on a pro rata basis, or on as nearly a pro rata basis as is practicable.
We will redeem notes of $2,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 10 but not more than 60 days before the Redemption Date to each holder of notes to be redeemed at its registered address. We may provide in the notice that payment of the redemption price and performance of our obligations with respect to the redemption may be performed by another Person. Any notice may, at our discretion, be subject to the satisfaction of one or more conditions precedent.
If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount thereof to be redeemed. We will issue a new note in a principal amount equal to the unredeemed portion of the original note in the name of the holder upon cancellation of the original note.
Notes called for redemption become due on the date fixed for redemption, subject to the satisfaction of any conditions precedent provided in the notice of redemption. On and after such date, unless we default in payment of the redemption price on such date, interest ceases to accrue on the notes or portions thereof called for such redemption.
Offer to Repurchase Upon Change of Control Triggering Event
If a Change of Control Triggering Event occurs, unless we have exercised our right to redeem the notes in whole as described above, each holder of notes will have the right to require us to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such holder’s notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the notes. In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to the date of purchase (the “Change of Control Payment”).
Within 30 days following any Change of Control Triggering Event or, at our option, prior to any Change of Control but after the public announcement of the pending Change of Control, we will send a notice to holders of notes describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is sent (the “Change of Control Payment Date”), pursuant to the procedures required by the notes and described in such notice. The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.
On the Change of Control Payment Date, we will be required, to the extent lawful, to:
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accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

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deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

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deliver or cause to be delivered to the Trustee the notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

We will not be required to make a Change of Control Offer with respect to the notes if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and such third party purchases all the notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the

Change of Control Payment Date an event of default under the indenture, other than a default in the payment of the Change of Control Payment on the Change of Control Payment Date.
If holders of not less than 90% in aggregate principal amount of the outstanding notes validly tender and do not withdraw such notes in a Change of Control Offer and we, or any third party making a Change of Control Offer in lieu of us, as described above, purchases all of the notes validly tendered and not withdrawn by such holders, we will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all notes that remain outstanding following such purchase at a redemption price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date).
The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of us and our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of us and our subsidiaries taken as a whole to another Person or group may be uncertain.
If a Change of Control Offer is made, there can be no assurance that we will have available funds sufficient to make the Change of Control Payment for all of the notes that may be tendered for repurchase.
We must comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the notes by virtue of any such conflict.
For purposes of the foregoing discussion of the Change of Control Offer provisions of the notes, the following definitions are applicable:
“Change of Control” means the occurrence of any of the following after the date of issuance of the notes:
(1)
the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of us and our subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) other than to us or one of our subsidiaries;

(2)
the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 of the Exchange Act), directly or indirectly, of our Voting Stock representing a majority of the voting power of our then outstanding Voting Stock;

(3)
we consolidate with, or merge with or into, any Person, or any Person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where our Voting Stock outstanding immediately prior to such transaction constitutes, or is converted into or exchanged for, Voting Stock representing a majority of the voting power of the Voting Stock of the surviving Person immediately after giving effect to such transaction; or

(4)
the adoption by our stockholders of a plan relating to our liquidation or dissolution.

Notwithstanding the foregoing, a transaction (or series of related transactions) will not be deemed to involve a change of control under clause (2) above if (i) we become a direct or indirect wholly-owned subsidiary of a holding company and (ii)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (B) immediately following that transaction no “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) (other than a holding company satisfying the requirements of this sentence) is the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act), directly or indirectly, of more than 50% of the Voting Stock of such holding company.
“Change of Control Triggering Event” means, with respect to the notes:
(i)
the rating of such notes is lowered by two of the Rating Agencies or ceases to be rated by two of the Rating Agencies, in either case, on any date during the period (the “Trigger Period”) commencing on the earlier of (a) the occurrence of a Change of Control and (b) the first public announcement by us of any Change of Control (or pending Change of Control), and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change), and

(ii)
in the case of the rating of such notes being lowered by two of the Rating Agencies, such notes are rated below Investment Grade by two of the Rating Agencies on any day during the Trigger Period;

provided that a Change of Control Triggering Event will not be deemed to have occurred in respect of a particular Change of Control if each applicable Rating Agency making the reduction in rating does not publicly announce or confirm or inform the Trustee at our or its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control.
Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.
“Fitch” means Fitch Ratings Inc., or any successor to the rating agency business thereof.
“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB- or better by S&P and Fitch (or its equivalent under any successor rating category of S&P or Fitch, as applicable), and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us under the circumstances permitting us to select a replacement rating agency and in the manner for selecting a replacement rating agency, in each case as set forth in the definition of “Rating Agency.”
“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.
“Rating Agency” means each of Fitch, Moody’s and S&P; provided, that if Fitch, Moody’s or S&P ceases to provide rating services to issuers or investors, we may appoint another “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act as a replacement for such Rating Agency; provided further, that we give notice of such appointment to the Trustee.
“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.
“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.
Certain Covenants
Restrictions on Secured Debt
The indenture provides that neither we nor any Restricted Subsidiary will create, incur, issue, assume or guarantee any indebtedness for borrowed money secured by a mortgage, security interest, pledge or lien

(which we refer to herein, collectively, as a “mortgage”) on or upon any Principal Property or any capital stock or indebtedness of any Restricted Subsidiary, whether owned at the date of the indenture or acquired after the date of the indenture, without ensuring that the notes (together with, if we decide, any other indebtedness created, incurred, issued, assumed or guaranteed by us or any Restricted Subsidiary then existing or thereafter created) will be secured by such mortgage equally and ratably with (or, at our option, prior to) such indebtedness, so long as such indebtedness shall be so secured. This restriction will not apply to indebtedness secured by any of the following:
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mortgages on any property acquired, constructed or improved by, or on any capital stock or indebtedness acquired by, us or any Restricted Subsidiary after the date of the indenture to (i) secure the payment of all or any part of the purchase price of such property, capital stock or indebtedness upon the acquisition thereof or (ii) secure indebtedness incurred, assumed or guaranteed for the purpose of financing or refinancing all or any part of the purchase price of such property, capital stock or indebtedness or of the cost of any construction or improvements on such properties, in each case, to the extent that the indebtedness is incurred, assumed or guaranteed prior to or within 365 days after the later of the applicable acquisition, construction or improvement of such property, as the case may be, provided, that in the case of any such acquisition, construction or improvement the mortgage shall not apply to any property, capital stock or indebtedness theretofore owned by us or any Restricted Subsidiary, other than, in the case of any such construction or improvement, any theretofore unimproved or substantially unimproved real property on which the property so constructed or the improvement is located;

•
mortgages on any property, capital stock or indebtedness existing at the time we or any Restricted Subsidiary acquire any of the same;

•
mortgages on property of a Person existing at the time we or any Restricted Subsidiary merge or consolidate with such Person or at the time we or any Restricted Subsidiary acquire all or substantially all of the properties of such Person;

•
mortgages on any property of, or capital stock or indebtedness of, a Person existing at the time such Person becomes a Restricted Subsidiary;

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mortgages to secure indebtedness of any Restricted Subsidiary to us or another Restricted Subsidiary;

•
mortgages in favor of certain governmental bodies to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure indebtedness incurred or guaranteed to finance or refinance all or any part of the purchase price of the property, capital stock or indebtedness subject to such mortgages, or the cost of constructing or improving the property subject to such mortgage; and

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extensions, renewals or replacements of any mortgage existing on the date of the indenture or any mortgage referred to above; however, the principal amount of indebtedness secured thereby may not exceed the principal amount of indebtedness so secured at the time of such extension, renewal or replacement, and such extension, renewal or replacement will be limited to all or a part of the property (plus improvements and construction on such property), capital stock or indebtedness which was subject to the mortgage so extended, renewed or replaced.

Notwithstanding the restriction outlined above, we or any Restricted Subsidiary may, without having to equally and ratably secure the notes, issue, assume or guarantee indebtedness secured by a mortgage not excepted from the restriction if the total amount of the following does not at the time exceed the greater of (i) 15% of Consolidated Net Tangible Assets and (ii) $200.0 million:
•
such indebtedness; plus

•
all other indebtedness that we and our Restricted Subsidiaries have incurred or have guaranteed existing at such time and secured by mortgages not so excepted; plus

•
the Attributable Debt existing in respect of Sale and Lease-Back Transactions existing at such time.

Attributable Debt with respect to the following types of Sale and Lease-Back Transactions will not be included for the purposes of calculating Attributable Debt in the preceding sentence:

•
Sale and Lease-Back Transactions in respect of which an amount (equaling at least the greater of the net proceeds of the sale of property or the fair market value of the property) is used within 365 days after the effective date of the arrangement to make non-mandatory prepayments on unsubordinated long-term indebtedness, retire unsubordinated long-term indebtedness or acquire, construct or improve a manufacturing plant or facility which is, or upon completion will be, a Principal Property; and

•
Sale and Lease-Back Transactions in which the property involved would have been permitted to be mortgaged under the first or sixth bullet point of the first paragraph under this heading.

Restrictions on Sale and Lease-Back Transactions
The indenture provides that neither we nor any Restricted Subsidiary will enter into any Sale and Lease-Back Transaction with respect to any Principal Property unless:
•
we or such Restricted Subsidiary are entitled under the provisions described in the first or sixth bullet point in the first paragraph under “— Restrictions on Secured Debt” to create, issue, assume or guarantee indebtedness secured by a mortgage on the property to be leased without having to equally and ratably secure the notes;

•
we or such Restricted Subsidiary are entitled under the provisions described in the last paragraph under “— Restrictions on Secured Debt” to create, issue, assume or guarantee indebtedness secured by a mortgage on such property in an amount at least equal to the Attributable Debt in respect of the Sale and Lease-Back Transaction without having to equally and ratably secure the notes; or

•
we apply an amount (equaling at least the greater of the net proceeds of the sale of property or the fair market value of the property) within 365 days after the effective date of the arrangement to make non-mandatory prepayments on Funded Debt, retire Funded Debt or acquire, construct or improve a manufacturing plant or facility which is, or upon completion will be, a Principal Property.

Future Guarantors
The indenture will provide that any of our Domestic Subsidiaries that guarantees indebtedness under our Credit Agreement will be required to simultaneously execute and deliver to the Trustee a supplemental indenture providing for the guarantee of the payment of the notes by such Domestic Subsidiary, which guarantee will be pari passu with such Domestic Subsidiary’s guarantee of the indebtedness under our Credit Agreement.
Consolidation, Merger and Sale of Assets
The indenture provides that we may consolidate or merge with or into any other corporation, or lease, sell or transfer all or substantially all of our property and assets to any corporation, if:
•
(i) we are the surviving person or (ii) the remaining or acquiring person, association or entity is a corporation or partnership organized under the laws of the United States, any state or the District of Columbia and expressly assumes all of our responsibilities and liabilities under the indenture, including the punctual payment of all amounts due on the notes and performance of the covenants in the indenture;

•
immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, as defined below, exists; and

•
we deliver to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that all related conditions have been satisfied.

If, upon any such consolidation or merger, or upon any such lease, sale or transfer, any of our Principal Property or any capital stock or indebtedness of any Restricted Subsidiary, owned immediately prior to the transaction, would thereupon become subject to any mortgage, security interest, pledge or lien securing any indebtedness for borrowed money of, or guaranteed by, such other corporation (other than any mortgage, security interest, pledge or lien permitted as described under “— Certain Covenants — Restrictions on

Secured Debt” above), we, prior to such consolidation, merger, lease, sale or transfer, will, by executing and delivering to the Trustee a supplemental indenture, secure the due and punctual payment of the principal of, and any premium and interest on, the notes (together with, if we decide, any other indebtedness of, or guaranteed by, us or any Restricted Subsidiary then existing or thereafter created) equally and ratably with (or, at our option, prior to) the indebtedness secured by such mortgage, security interest, pledge or lien.
If any consolidation or merger or any lease, sale, or transfer of all or substantially all our assets occurs in accordance with the indenture, the successor person will succeed to, and be substituted for, and may exercise every right and power of ours under the indenture with the same effect as if such successor person had been named in our place in the indenture. The predecessor person will (except in the case of a lease) be discharged from all obligations and covenants under the indenture and any debt securities issued thereunder.
Reports
We will file with the Trustee, within 15 days after we have filed the same with the Commission, copies of the annual reports and of the information, documents and other reports (or copies thereof as the Commission may from time to time by rules and regulations prescribe) which we may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if we are not required to file information, documents or reports under those Sections, then we will file with the Trustee and the Commission, in accordance with rules and regulations prescribed from time to time by the Commission, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in those rules and regulations.
Events of Default
With respect to the notes, an “Event of Default” is defined in the indenture as being:
•
a failure to pay interest upon the notes that continues for a period of 30 days after payment is due;

•
a failure to pay the principal or premium, if any, on the notes when due upon maturity, redemption, acceleration or otherwise;

•
a failure to comply with any of our other agreements contained in the indenture applicable to the notes for a period of 90 days after written notice to us of such failure from the Trustee (or to us and the Trustee from the holders of at least 25% of the principal amount of the notes then outstanding);

•
(a) a failure to make any payment at maturity, including any applicable grace period, of any indebtedness of the Company in an amount in excess of $100,000,000 aggregate principal amount and continuance of this failure to pay or (b) a default on any of the Company’s indebtedness which default results in the acceleration of indebtedness in an aggregate principal amount in excess of $100,000,000 without such indebtedness having been discharged or the acceleration having been cured, waived, rescinded or annulled, within, in the case of clause (a) or (b) above, 30 days after we receive written notice from the Trustee or the Trustee receives notice from the holders of at least 25% in aggregate principal amount of notes then outstanding; provided, however, that if the failure, default or acceleration referred to in clause (a) or (b) above shall cease or be cured, waived, rescinded or annulled, then the Event of Default shall be deemed cured; or

•
certain events of bankruptcy, insolvency or reorganization relating to us.

The indenture provides that if there is a continuing Event of Default with respect to the notes (other than an Event of Default regarding certain events of bankruptcy, insolvency or reorganization relating to us), either the Trustee or the holders of at least 25% of the outstanding principal amount of the notes may declare the principal amount of all of the notes to be due and payable immediately. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization relating to us, the principal of and accrued and unpaid interest, if any, on all outstanding notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of outstanding notes. At any time after the Trustee or the holders, as the case may be, declare an acceleration with respect to the notes, but before the applicable Person has obtained a judgment or decree based on such acceleration, the holders of a majority in principal amount of the outstanding notes may, under certain conditions, cancel such acceleration if we have cured all Events of Default (other than the nonpayment of accelerated principal) with respect to such notes or all such Events of Default have been waived as provided in the indenture. For information as to waiver of defaults, see “— Amendment and Waiver.”
The indenture provides that, subject to the duties of the Trustee to act with the required standard of care, if there is a continuing Event of Default, the Trustee need not exercise any of its rights or powers under the indenture at the request or direction of any of the holders of notes, unless such holders have offered to the Trustee reasonable security or indemnity. Subject to such provisions for security or indemnification of the Trustee and certain other conditions, the holders of a majority in principal amount of the outstanding notes of a series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power the Trustee holds with respect to the notes of that series.
No holder of any note will have any right to institute any proceeding with respect to the indenture or for any remedy under the indenture unless:
•
a holder has previously given written notice to the Trustee of a continuing Event of Default with respect to the notes;

•
the holders of not less than 25% of the aggregate principal amount of the outstanding notes have made a written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee hereunder;

•
such holder or holders have offered, and if requested, provided to the Trustee reasonable security or indemnity against the costs, expenses and liabilities to be incurred in compliance with such request;

•
the Trustee has failed to institute proceedings 60 days after the receipt of such notice, request and offer of indemnity; and

•
no direction inconsistent with such written request has been given for 60 days by the holders of a majority in aggregate principal amount of the outstanding notes.

However, the holder of any note will have an absolute and unconditional right to receive payment of the principal of, and any premium or interest on, such note on or after the date or dates they are to be paid as expressed in such note and to institute suit for the enforcement of any such payment.
We are required to furnish to the Trustee annually a statement as to the absence of certain defaults under the indenture. The indenture provides that the Trustee need not provide holders of notes notice of any default (other than the nonpayment of principal or any premium or interest) if it considers it in the interest of the holders of notes not to provide such notice.
Modification and Waiver
We and the Trustee may amend the indenture with the consent of the holders of a majority of the principal amount of the outstanding notes of each series affected by the amendment. However, no such amendment may, without the consent of the holders of all then outstanding notes of the affected series:
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change the due date of the principal of, or any installment of principal of or interest on, the notes of that series;

•
reduce the principal amount of, or any premium or interest rate on, the notes of that series;

•
change the place or currency of payment of principal of, or any premium or interest on, the notes of that series;

•
impair the right to institute suit for the enforcement of any payment on or with respect to the notes of that series after the due date thereof; or

•
reduce the percentage in principal amount of the notes of that series then outstanding, the consent of whose holders is required for amendment of the indenture, for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults.

The holders of a majority of the principal amount of the outstanding notes of any series may waive, insofar as that series is concerned, future compliance by us with certain restrictive covenants of the indenture. The holders of at least a majority in principal amount of the outstanding notes of any series may waive any past default under the indenture with respect to that series, except a failure by us to pay the principal of, or any premium or interest on, any notes of that series or a provision that cannot be modified or amended without the consent of the holders of all outstanding notes of the affected series.
No Personal Liability of Directors, Officers, Employees and Stockholders
No director, officer, employee or stockholder of ours will have any liability for any of our obligations under the notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes.
Defeasance
Defeasance and Discharge
The Company may discharge its obligations under the indenture in respect of the notes when either:
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either (a) all outstanding notes (except (i) mutilated, destroyed, lost or stolen notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to us and (ii) notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust) have been delivered to the Trustee cancelled or for cancellation or (b) all such notes not so delivered for cancellation have either become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year, and we have deposited with the Trustee in trust an amount of cash sufficient to pay the entire indebtedness of such notes, including interest to the stated maturity or applicable redemption date; and

•
we have paid all other sums due under the indenture and delivered an Officers’ Certificate and opinion of counsel to the Trustee stating that all related conditions have been satisfied.

Defeasance of Certain Covenants and Certain Events of Default
The notes may be defeased at any time in accordance with the terms set forth in the indenture and described briefly below. Any defeasance may terminate all of our obligations (with limited exceptions) with respect to the notes and the indenture (“legal defeasance”), or it may terminate only our obligations under any restrictive covenant which may be applicable to the notes (“covenant defeasance”).
We may exercise our legal defeasance option even though we have also exercised our covenant defeasance option. If we exercise the legal defeasance option, the notes may not be accelerated because of an Event of Default. If we exercise the covenant defeasance option, the notes may not be accelerated by reference to any restrictive covenants which apply to the notes.
To exercise either defeasance option, we must:
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irrevocably deposit in trust with the applicable Trustee or another trustee money or U.S. government obligations in an amount to pay and discharge the principal of and any premium and interest on the notes on the stated maturities or redemption dates therefor;

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deliver a certificate from a nationally recognized firm of independent public accountants or investment bankers expressing their opinion that the payments of principal and interest when due on the deposited U.S. government obligations, without reinvestment, plus any deposited money without investment, will provide cash at the times and in the amounts necessary to pay the principal of and premium and interest when due on all the notes to maturity or redemption, as the case may be; and

•
comply with certain other conditions, including that there be no Event of Default at the time of deposit or Event of Default due to bankruptcy on or prior to the 90th day after the deposit date. In particular, in the case of legal defeasance, we must obtain an opinion of tax counsel that the defeasance will not result in recognition of any gain or loss to holders for federal income tax purposes as a result of the deposit.
Covenant Defeasance and Certain Other Events of Default
If we exercise our option to effect a covenant defeasance as described above and the notes are thereafter declared due and payable because of an Event of Default (other than an Event of Default caused by failing to comply with the covenants that are defeased), the amount of money and securities we have deposited with the Trustee would be sufficient to pay amounts due on the notes on their respective due dates but may not be sufficient to pay amounts due on the notes at the time of acceleration resulting from such Event of Default. However, we would remain liable for such payments.
Governing Law
The indenture and the notes are governed by the laws of the State of New York.
The Trustee
U.S. Bank National Association is the Trustee under the indenture, and also is a syndication agent and a lender under our Credit Agreement. The Trustee and its affiliates have engaged, currently are engaged, and may in the future engage in financial or other transactions with FLIR Systems, Inc. and its affiliates in the ordinary course of their respective businesses, subject to the Trust Indenture Act of 1939, as amended.
Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the indenture. If an Event of Default shall have occurred and continues that is known to the Trustee, the Trustee will exercise such of the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.
Certain Definitions
Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided. Unless the context otherwise requires, an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles.
“Attributable Debt” is defined in the indenture to mean, in the context of a Sale and Lease-Back Transaction, what we believe in good faith to be the present value, discounted at the interest rate implicit in the lease involved in such Sale and Lease-Back Transaction, of the lessee’s obligation under the lease for rental payments during the remaining term of such lease, as it may be extended. For purposes of this definition, any amounts lessee must pay, whether or not designated as rent or additional rent, on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges or any amounts lessee must pay under the lease contingent upon the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges are not included in the determination of lessee’s obligations under the lease.
“Commission” means the Securities and Exchange Commission, from time to time constituted, created under the Exchange Act, or, if at any time after the execution of this indenture such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.
“Consolidated Net Tangible Assets” is defined in the indenture to mean the total amount of assets minus:
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all applicable reserves;

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all current liabilities (excluding any liabilities which are by their terms extendible or renewable at the option of the obligor to a time more than 12 months after the time as of which the amount thereof is being computed and excluding current maturities of long-term indebtedness); and

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all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets,

all as shown in our audited consolidated balance sheet contained in our then most recent annual report to stockholders.
“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.
“Domestic Subsidiary” means any Subsidiary that is organized and existing under the laws of the United States, any state in the United States or the District of Columbia.
“Event of Default” has the meaning set forth under “— Events of Default.”
“Funded Debt” means all indebtedness for money borrowed which by its terms matures more than 12 months after the time of the computation of this amount or which is extendible or renewable at the option of the obligor on this indebtedness to a time more than 12 months after the time of the computation of this amount or which is classified, in accordance with U.S. generally accepted accounting principles, as long-term debt on the consolidated balance sheet for the most-recently ended fiscal quarter (or if incurred subsequent to the date of such balance sheet, would have been so classified) of the person for which the determination is being made.
“Issue Date” means the date on which the notes are initially issued.
“Officer” means the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of the specified Person.
“Officers’ Certificate” means a certificate signed by the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, a Vice President, the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Company or any other officer or officers designated in writing by or pursuant to the authority of the Board of Directors delivered to the Trustee.
“Person” means any individual, corporation, company (including a limited liability company), partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
“Principal Property” is defined in the indenture to mean any plant, warehouse, office building, facility or parcel of real property owned by us or any Restricted Subsidiary which is located within the United States and has a gross book value in excess of 1% of Consolidated Net Tangible Assets at the time of determination, except for any such plant, warehouse, office building, facility or parcel of real property or any portion of such plant, warehouse, office building, facility or parcel of real property which, in the opinion of our board of directors, is not of material importance to the total business conducted by us and our Restricted Subsidiaries taken as a whole.
“Restricted Subsidiary” is defined in the indenture to mean any Subsidiary that has substantially all of its property located in or that conducts substantially all of its business within the United States (other than its territories or possessions and other than Puerto Rico) and that owns a Principal Property; however, any Subsidiary which is principally engaged in financing operations outside the United States or which is principally engaged in leasing or in financing installment receivables will not be considered a Restricted Subsidiary.
“Sale and Lease-Back Transaction” is defined in the indenture to mean the leasing by us or any Restricted Subsidiary of any Principal Property, whether owned at the date of the indenture or acquired after the date of the indenture (except for temporary leases for a term, including any renewal term, of up to three years and except for leases between us and any Restricted Subsidiary or between Restricted Subsidiaries), which property has been or is to be sold or transferred by us or such Restricted Subsidiary to any party with the intention of taking back a lease of such property.
“Subsidiary” means any Person, a majority of the combined voting power of the total outstanding ownership interests in which is, at the time of determination, beneficially owned or held, directly or indirectly, by the Company or one or more other Subsidiaries. For this purpose, “voting power” means power to vote in an ordinary election of directors (or, in the case of a Person that is not a corporation, ordinarily to appoint or approve the appointment of Persons holding similar positions), whether at all times or only as long as no senior class of ownership interests has such voting power by reason of any contingency.

Book-entry; delivery and form
The notes initially will be represented by one or more permanent global certificates in definitive, fully registered, book-entry form (the “Global Notes”). The Global Notes will be deposited upon issuance with The Depository Trust Company, New York, New York (“DTC”) and registered in the name of Cede & Co., as nominee of DTC, in the form of a global certificate.
The Global Notes
DTC has advised us that, pursuant to procedures established by it, (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with DTC (“participants”) and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Ownership of beneficial interests in the Global Notes will be limited to participants or persons who hold interests through participants. Holders may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system.
So long as DTC, or its nominee, is the registered owner or holder of the notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Notes for all purposes under the indenture governing the notes. Accordingly, each owner of a beneficial interest in a global security must rely on the procedures of DTC and, if such owner is not a participant, on the procedures of the participant through which it owns its beneficial interest to exercise any rights of a holder of notes under the indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the indenture with respect to the notes.
Payments of the principal of, premium, if any, and interest (including additional interest) on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner of the Global Notes. None of FLIR, the trustee or any paying agent under the indenture governing the notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.
DTC has advised us that its present practice is, upon receipt of any payment of principal, premium, if any, and interest (including additional interest) on the Global Notes, to credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC. Payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.
Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of a certificated security for any reason, including to sell notes to persons in states which require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in a Global Note in accordance with the normal procedures of DTC and with the procedures set forth in the indenture governing the notes.
DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange as described below, only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture governing the notes, DTC will exchange the Global Notes for certificated securities, which it will distribute to its participants.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Access to the DTC system is available to others such as U.S. and non-U.S. banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”). The Rules applicable to DTC and participants are on file with the SEC.
Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
Clearstream.   Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides Clearstream Participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.
Euroclear.   Euroclear was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.
The Euroclear Operator is regulated and examined by the Belgian Banking Commission.
Links have been established among DTC, Clearstream and Euroclear to facilitate the initial issuance of the notes sold outside of the United States and cross-market transfers of the notes associated with secondary market trading.
Although DTC, Clearstream and Euroclear have agreed to the procedures described herein in order to facilitate transfers, they are under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.
Payments, deliveries, transfers, exchanges, notices and other matters relating to beneficial interests in the Global Notes owned through Euroclear or Clearstream must comply with the rules and procedures of those systems. Transactions between participants in Euroclear or Clearstream, on one hand, and other participants in DTC, on the other hand, are also subject to DTC’s rules and procedures.
You will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers and other transactions involving any beneficial interests in the Global Notes held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.
In addition, because of time-zone differences, investors who hold their interests in the Global Notes through Clearstream or Euroclear and wish on a particular day to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, may find that the transaction will not be effected until the next business day. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Clearstream or Euroclear may need to make special arrangements to finance any purchase or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than would be the case for transactions within one clearing system.
Certificated Securities
Certificated securities will be issued in exchange for beneficial interests in the Global Notes if (i) DTC (x) notifies us that it is unwilling or unable to continue as depository for the Global Notes or (y) has ceased to be a clearing agency registered under the Exchange Act, and, in either case, we fail to appoint a successor depository within 90 days of such notice or cessation, (ii) we, at our option, notify the Trustee that we have elected to cause the issuance of such certificated securities in exchange for any or all of the notes represented by the Global Notes or (iii) there shall have occurred and be continuing an Event of Default with respect to the notes.

Material U.S. federal income tax consideration
This section is a discussion of material U.S. federal income tax considerations relating to the purchase, ownership, and disposition of the notes. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on the Internal Revenue Code of 1986, as amended, or the Code, and U.S. Treasury regulations, rulings and judicial decisions as of the date hereof, all of which are subject to change or differing interpretations, possibly with retroactive effect. There can be no assurances that the Internal Revenue Service, or the IRS, will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of purchasing, owning or disposing of the notes.
The summary generally applies only to beneficial owners of the notes that purchase their notes in this offering for an amount equal to the issue price of the notes, which is the first price at which a substantial amount of the notes is sold for money to investors (not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), and that hold the notes as “capital assets” within the meaning of Section 1221 of the Code (generally, for investment). This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular beneficial owner in light of the beneficial owner’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Code, or a U.S. holder (as defined below) whose “functional currency” is not the U.S. dollar). Also, it is not intended to address all categories of investors, some of which may be subject to special rules, such as S corporations, partnerships or other pass-through entities (or investors in such entities), dealers in securities, commodities or currencies, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, regulated investment companies, real estate investment trusts, insurance companies, tax-exempt entities, tax-deferred or other retirement accounts, former citizens or long-term residents of the United States, accrual method taxpayers subject to special tax accounting rules as a result of their use of certain financial statements under Section 451(b) of the Code, persons holding notes as part of a hedging, conversion or integrated transaction for U.S. tax purposes or a straddle, or persons deemed to sell notes under the constructive sale provisions of the Code. Finally, the summary does not describe the effects of any other U.S. federal tax laws such as the tax on net investment income or estate and gift tax laws or the effects of any applicable non-U.S., state or local laws.
INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF OTHER U.S. FEDERAL TAX LAWS, NON-U.S., STATE AND LOCAL TAX LAWS, AND TAX TREATIES.
As used herein, the term “U.S. holder” means a beneficial owner of a note that, for U.S. federal income tax purposes is (1) an individual who is a citizen or resident of the United States, (2) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if it (x) is subject to the primary supervision of a U.S. court and the control of one of more U.S. persons or (y) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.
A “non-U.S. holder” is a beneficial owner of a note (other than a partnership or an entity or arrangement (domestic or foreign) that is treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder. If a partnership (including any entity or arrangement (domestic or foreign) that is treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a note, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. A beneficial owner of a note that is a partnership, and partners in such partnership, should consult their own tax advisors about the U.S. federal income tax consequences of purchasing, owning and disposing of the notes.
U.S. Holders
Taxation of Interest
A U.S. holder will be required to recognize as ordinary income any stated interest paid or accrued on the notes, in accordance with such U.S. holder’s regular method of tax accounting.

In general, if the terms of a debt instrument entitle a U.S. holder to receive payments (other than fixed periodic interest) that exceed the issue price of the instrument by more than a statutorily defined de minimis amount, the U.S. holder will be required to include such excess in income as “original issue discount” over the term of the instrument, irrespective of the U.S. holder’s regular method of tax accounting. We expect, and the discussion below assumes, that the notes will not be issued with original issue discount for U.S. federal income tax purposes.
Additional Payments
We may be required to make payments to holders of the notes in addition to payments of principal and stated interest. See, e.g., “Description of the Notes — Offer to Repurchase Upon Change of Control Triggering Event.”. We believe there is only a remote possibility that we would be required to make any of these additional payments and/or that any of such additional payments, if made, would be an incidental amount. Therefore, we do not intend to treat the notes as subject to the special rules governing certain contingent payment debt instruments. Our determination in this regard, while not binding on the IRS, is binding on U.S. holders unless they disclose their contrary position. If the IRS successfully asserted that the notes are subject to the rules governing certain contingent payment debt instruments, the timing, amount and character of income with respect to a note realized by a U.S. holder could be materially and adversely different from those described below. The discussion below generally assumes that the notes are not treated as contingent payment debt instruments.
Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of the Notes
A U.S. holder generally will recognize taxable gain or loss if the U.S. holder disposes of a note in a sale, exchange, redemption, retirement or other taxable disposition. The U.S. holder’s gain or loss generally will equal the difference between the proceeds received by the U.S. holder (other than amounts attributable to accrued but unpaid interest, which will be taxable as ordinary income to the extent not previously included in income, as discussed above in “— Taxation of Interest”) and the U.S. holder’s tax basis in the note. The U.S. holder’s tax basis in the note generally will equal the amount the U.S. holder paid for the note. Any gain or loss recognized by a U.S. holder on a sale, exchange, redemption, retirement or other taxable disposition of the note will generally be capital gain or loss and will be long-term capital gain or loss if the U.S. holder has held the note for more than one year, or short-term capital gain or loss if the U.S. holder has held the note for one year or less, at the time of the disposition. Long-term capital gains of non-corporate U.S. holders generally are eligible for reduced rates of taxation. Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitation.
Non-U.S. Holders
Taxation of Interest
Payments of interest to non-U.S. holders will not be subject to U.S. federal income or withholding tax if the interest is not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States, and the non-U.S. holder:
•
does not own, actually or constructively, applying certain attribution rules, shares of our stock representing at least 10% of the total combined voting power of all classes of our stock entitled to vote;

•
is not a “controlled foreign corporation” within the meaning of Section 957(a) of the Code that is related, directly or indirectly, to us through sufficient stock ownership.

•
is not a bank that received such notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of trade or business; and

•
provides the appropriate certification as to the non-U.S. holder’s foreign status.

In general, a foreign corporation is a controlled foreign corporation if more than 50% of its stock (by vote or value) is owned, actually or constructively, by one or more U.S. persons that each owns, actually or constructively, at least 10% of the corporation’s voting stock.

A non-U.S. holder can meet the certification requirement by providing a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate form to us or our paying agent prior to the payment. If the non-U.S. holder holds the note through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent. The non-U.S. holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. Special certification rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals.
If the non-U.S. holder does not qualify for an exemption from withholding under these rules, interest income from the notes may be subject to withholding tax at the rate of 30% (or lower applicable treaty rate) at the time such interest is paid. The payment of interest effectively connected with a U.S. trade or business, however, would not be subject to a 30% withholding tax so long as the non-U.S. holder provides us or our paying agent an adequate certification (currently on IRS Form W-8ECI), but such interest would instead be subject to U.S. federal income tax as described below under “— Income or Gain Effectively Connected with a U.S. Trade or Business.” Additionally, to claim the benefit of a tax treaty, the non-U.S. holder must provide a properly executed IRS Form W-8BEN before the payment of interest and the non-U.S. holder may be required to obtain a U.S. taxpayer identification number and provide documentary evidence issued by foreign governmental authorities to prove residence in the foreign country.
Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of the Notes
Non-U.S. holders will not be subject to U.S. federal income or withholding tax on any gain realized on the sale, exchange, redemption, retirement or other taxable disposition of notes (other than with respect to payments attributable to accrued but unpaid interest, which will be taxed as described under “— Taxation of Interest” above), unless:
•
the gain is effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business (and, generally, if an income tax treaty applies, the gain is attributable to a U.S. permanent establishment maintained by the non-U.S. holder), in which case it would be subject to U.S. federal income tax as described below under “— Income or Gains Effectively Connected with a U.S. Trade or Business;” or

•
the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the year of the disposition and certain other conditions apply, in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by certain U.S. source capital losses, would be subject to a flat 30% tax, even though the individual is not considered a resident of the United States.

Income or Gains Effectively Connected with a U.S. Trade or Business
The preceding discussion of the U.S. federal income and withholding tax considerations of the purchase, ownership and disposition of notes by a non-U.S. holder assumes that the non-U.S. holder is not engaged in a U.S. trade or business. If any interest on the notes or gain from the sale, exchange, redemption, retirement or other taxable disposition of the notes is effectively connected with a U.S. trade or business conducted by the non-U.S. holder (and, if an income tax treaty applies, the interest or gain is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder), then the income or gain will be subject to U.S. federal income tax on a net income basis at the regular graduated rates and generally in the same manner applicable to U.S. holders. If the non-U.S. holder is a corporation (including for this purpose any entity treated as a corporation for U.S. federal income tax purposes), such non-U.S. holder would also be subject to a “branch profits tax” at a rate of 30% subject to reduction under an applicable income tax treaty, on its earnings and profits that are effectively connected with such U.S. trade or business. Payments of interest that are effectively connected with a U.S. trade or business generally will not be subject to the 30% withholding tax, provided that the non-U.S. holder claims an exemption from withholding by timely providing a properly completed and executed IRS Form W-8ECI (or other appropriate form), or any successor form as the IRS designates, as applicable, prior to the payment.
Backup Withholding and Information Reporting
The Code and the U.S. Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest and proceeds from a sale, exchange,

redemption, retirement or other taxable disposition of the notes paid by brokers to their customers. This reporting regime is reinforced by “backup withholding” rules, which require the payer to withhold from payments subject to information reporting if the recipient has failed to provide a correct taxpayer identification number to the payer, furnished an incorrect identification number, or repeatedly failed to report interest or dividends on tax returns. The backup withholding rate is currently 24%.
Payments of interest to U.S. holders and payments made to U.S. holders by a broker upon a sale, exchange, redemption, retirement or other taxable disposition of notes generally will be subject to information reporting, and generally will be subject to backup withholding, unless the U.S. holder (1) is an exempt payee, such as a corporation, or (2) provides the payer with a correct taxpayer identification number and complies with applicable certification requirements. If a sale is made through a non-U.S. office of a non-U.S. broker, however, the sale will generally not be subject to either information reporting or backup withholding. This exception may not apply if the non-U.S. broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business.
We must report annually to the IRS the interest paid to each non-U.S. holder and the tax withheld, if any, with respect to such interest, including any tax withheld pursuant to the rules described under “Non-U.S. Holders — Taxation of Interest” above. Copies of these reports may be made available to tax authorities in the country where the non-U.S. holder resides. Payments to non-U.S. holders of interest on the notes and payments made to non-U.S. holders by a broker upon a sale, exchange, redemption, retirement or other taxable disposition of the notes may be subject to backup withholding unless the non-U.S. holder certifies its non-U.S. status on a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate form.
Any amounts withheld from a payment to a U.S. holder or non-U.S. holder of notes under the backup withholding rules generally can be credited against any U.S. federal income tax liability of the holder, provided the required information is timely furnished to the IRS.
FATCA
Legislation incorporating provisions referred to as the Foreign Account Tax Compliance Act, or FATCA, imposes a U.S. federal withholding tax on certain types of payments made to “foreign financial institutions” and certain other “non-financial foreign entities” as defined in the Code and applicable U.S. Treasury regulations. “Foreign financial institution” is broadly defined to include, in addition to banks and traditional financial institutions, entities such as investment funds and certain holding companies. The legislation generally imposes a U.S. federal withholding tax of 30% on U.S. source interest income on a note, and, subject to the proposed U.S. Treasury regulations discussed below, on the gross proceeds from a disposition of a note, in each case, paid to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial U.S. beneficial owners of such entity (if any). While withholding under FATCA would have applied to payments of gross proceeds from the sale or other disposition of our notes on or after January 1, 2019, recently proposed U.S. Treasury regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed U.S. Treasury regulations until final U.S. Treasury regulations are issued. If an interest payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “— Non-U.S. Holders — Taxation of Interest,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. Prospective investors should consult their tax advisors regarding this legislation.

Underwriting
BofA Securities, Inc. and J.P. Morgan Securities LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.
Underwriter	Principal amount of notes
BofA Securities, Inc.	$200,000,000
J.P. Morgan Securities LLC	170,000,000
U.S. Bancorp Investments, Inc.	40,000,000
Citigroup Global Markets Inc.	25,000,000
MUFG Securities Americas Inc.	25,000,000
HSBC Securities (USA) Inc.	17,500,000
BNP Paribas Securities Corp.	13,250,000
Siebert Williams Shank & Co., LLC	9,250,000
Total	$500,000,000
Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.
We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.
The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
Commissions and Discounts
The representatives have advised us that the underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of 0.40% of the principal amount of the notes. After the initial offering, the public offering price, concession or any other term of the offering may be changed.
The expenses of the offering, not including the underwriting discount, are estimated at approximately $1.5 million and are payable by us.
New Issue of Notes
The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.
No Sales of Similar Securities
We have agreed that we will not, from the date of this prospectus supplement until the closing date of the offering, without first obtaining the prior written consent of the representatives of the underwriters, directly or indirectly, issue, sell, offer to contract or grant any option to sell, pledge, transfer or otherwise dispose of, any debt securities or securities exchangeable for or convertible into debt securities, except for the notes sold to the underwriters pursuant to the underwriting agreement.
Short Positions
In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.
Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.
Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Other Relationships
Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. Bank of America, N.A., an affiliate of BofA Securities, Inc., is the administrative agent and JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, is a co-syndication agent under our Credit Agreement, and each also is a lender thereunder. Affiliates of other underwriters may also be lenders under our Credit Agreement. U.S. Bancorp Investments, Inc., one of the underwriters, is an affiliate of the Trustee.
In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Other Matters
It is expected that delivery of the notes will be made against payment therefor on or about August 3, 2020, which will be the tenth business day following the date hereof (such settlement being referred to as “T+10”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the delivery of the notes hereunder will be required, by virtue of the fact that the notes initially settle in T+10, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.
Sales Outside of the United States
The notes are offered for sale in the United States and certain jurisdictions outside the United States in which such offer and sale is permitted.
Notice to Prospective Investors in the European Economic Area and the United Kingdom
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or the United Kingdom (the “UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA or in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA or in the UK may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any Member State of the EEA or in the UK will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Regulation.
Additional Notice to Prospective Investors in the United Kingdom
The communication of this prospectus supplement, the accompanying prospectus and any other document or materials relating to the issue of the notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “ Financial Promotion Order”)) or within Article 49(2)(a) to (d) of the Financial Promotion Order, or to any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the notes offered hereby are only available to, and any investment or investment activity to which this prospectus supplement and the related prospectus relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement or the related prospectus or any of the information included or incorporated by reference herein or therein.
Each of the underwriters has represented and agreed and undertaken that:
(i)
it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and
(ii)
it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes, in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Canada
The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment hereto or thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Notice to Prospective Investors in the Dubai International Financial Centre
This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing this prospectus supplement or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.
Notice to Prospective Investors in Hong Kong
The contents of this prospectus supplement and the accompanying prospectus have not been reviewed or approved by any regulatory authority in Hong Kong. This prospectus supplement and the accompanying prospectus do not constitute an offer or invitation to the public in Hong Kong to acquire the notes. Accordingly, no person may issue or have in its possession for the purpose of issue, this prospectus supplement, the accompanying prospectus or any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong, except where (i) the notes are only intended to be offered to “professional investors” (as such term is defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“SFO”) and the subsidiary legislation made thereunder), (ii) do not result in this prospectus supplement or the accompanying prospectus being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance of Hong Kong (Cap. 32 of the Laws of Hong Kong) (“CO”), or (iii) do not constitute an offer or an invitation to the public for the purposes of the SFO or the CO. The offer of the notes is personal to the person to whom this prospectus supplement and the accompanying prospectus have been delivered, and a subscription for the notes will only be accepted from such person. No person to whom a copy of this prospectus supplement or the accompanying prospectus is issued may copy, issue or distribute this prospectus supplement or the accompanying prospectus to any other person. You are advised to exercise caution in relation to the offer. If you are in any doubt about the contents of this prospectus supplement or the accompanying prospectus, you should obtain independent professional advice.
Notice to Prospective Investors in Japan
The notes offered hereby have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The notes have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the account or benefit of a resident of Japan, except (i) pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable laws, regulations and ministerial guidelines of Japan.
Notice to Prospective Investors in Singapore
This prospectus supplement has not been registered as a prospectus under the Securities and Futures Act, Chapter 289 of Singapore (“SFA”) by the Monetary Authority of Singapore, and the offer of the notes in Singapore is made primarily pursuant to the exemptions under Sections 274 and 275 of the SFA. Accordingly, this prospectus supplement, the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor as defined in Section 4A of the SFA (an “Institutional Investor”) pursuant to Section 274 of the SFA, (ii) to an accredited investor as defined in Section 4A of the SFA (an “Accredited Investor”) or other relevant person as defined in Section 275(2) of the SFA (a “Relevant Person”) and pursuant to Section 275(1) of the SFA, or to any person pursuant to an offer referred to in Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or (iii) otherwise pursuant to, and in accordance with, the conditions of any other applicable exemption or provision of the SFA.
It is a condition of the offer that where the notes are subscribed for or acquired pursuant to an offer made in reliance on Section 275 of the SFA by a Relevant Person which is:
(a)
a corporation (which is not an Accredited Investor), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an Accredited Investor; or

(b)
a trust (where the trustee is not an Accredited Investor), the sole purpose of which is to hold investments and each beneficiary of the trust is an individual who is an Accredited Investor,

the shares, notes and units of shares and notes of that corporation, and the beneficiaries’ rights and interest (howsoever described) in that trust, shall not be transferred within six months after that corporation or that trust has subscribed for or acquired the notes except:
(1)
to an Institutional Investor, or an Accredited Investor or other Relevant Person, or which arises from an offer referred to in Section 275(1A) of the SFA (in the case of that corporation) or Section 276(4)(i)(B) of the SFA (in the case of that trust);

(2)
where no consideration is or will be given for the transfer; or

(3)
where the transfer occurs by operation of law.

Singapore Securities and Futures Act Product Classification — Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Switzerland
This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the notes. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.
Notice to Prospective Investors in Taiwan
The notes have not been, and will not be, registered with the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”) pursuant to applicable securities laws and regulations. No person or entity in Taiwan is authorized to distribute or otherwise intermediate the offering of the notes or the provision of information relating to the offering of the notes, including, but not limited to, this prospectus supplement and the accompanying prospectus. The notes may be made available for purchase outside Taiwan by investors residing in Taiwan (either directly or through properly licensed Taiwan intermediaries acting on behalf of such investors), but may not be issued, offered or sold in Taiwan.

Legal matters
The validity of the notes will be passed upon for us by Hogan Lovells US LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Shearman & Sterling LLP, Menlo Park, California.
Experts
The consolidated financial statements of FLIR Systems, Inc. as of December 31, 2019 and 2018, and for each of the years in the three-year period ended December 31, 2019, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2019 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2019 consolidated financial statements refers to the Company’s change in its method of accounting for leases in 2019 due to the adoption of Accounting Standards Codification Topic 842, Leases and a change in its method of accounting for revenue and the income tax impact of intra-entity transfers of assets in 2018 due to the adoption of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers and Accounting Standards Update 2016-16, Intra-entity Transfers of Assets Other Than Inventory, respectively.

FLIR SYSTEMS, INC.
Common Stock
Preferred Stock
Debt Securities
Warrants
Units

We may offer and sell common stock, preferred stock, debt securities, warrants and units or any combination of these securities from time to time in one or more offerings.
We will provide specific terms of the securities we offer and the manner in which they are being offered in supplements to this prospectus. You should read this prospectus, the documents incorporated and deemed to be incorporated by reference herein, the applicable prospectus supplement and any related free writing prospectus carefully before you invest.
We may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to purchasers, on an immediate, continuous or delayed basis. If any underwriters, dealers or agents are involved in the sale of any of the securities offered by this prospectus, their names, and any applicable purchase price, fee, commission or discount arrangement between us and them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. None of the securities offered by this prospectus may be sold without delivery of a prospectus supplement describing the method and terms of the offering of those securities.
Our common stock is listed on The Nasdaq Global Select Market under the symbol “FLIR.”

Investing in the securities described in this prospectus involves significant risk. You should review carefully the risks described under “Risk Factors” on page 3 of this prospectus and in similar sections of our filings with the Securities and Exchange Commission that are incorporated or deemed to be incorporated by reference into this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is November 1, 2019.

i

ABOUT THIS PROSPECTUS
This prospectus forms a part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”), pursuant to which we may offer and sell from time to time in one or more offerings any combination of the securities described in this prospectus. Each time we sell securities, we will provide you with a supplement to this prospectus containing specific information about the terms of that offering and the securities being offered. Each prospectus supplement may also add, update or change information contained in this prospectus or any document incorporated or deemed to be incorporated by reference herein and, accordingly, any statement in this prospectus or in any document incorporated or deemed to be incorporated by reference herein will be deemed modified or superseded to the extent that any statement contained in the applicable prospectus supplement modifies or supersedes that statement. We urge you to read carefully this prospectus, the applicable prospectus supplement and any related free writing prospectus, together with the documents incorporated and deemed to be incorporated by reference in this prospectus as described under the heading “Where You Can Find More Information,” before deciding whether to invest in any of the securities being offered.
The distribution of this prospectus, the applicable prospectus supplement and any related free writing prospectus and the offering of our securities in certain jurisdictions may be restricted by law. No action has been or will be taken by us or by any underwriter, agent or dealer involved in the distribution of our securities that would permit a public offering of our securities or the possession or distribution of this prospectus or any related prospectus supplement or free writing prospectus in any jurisdiction where action for that purpose is required, other than the United States. Neither this prospectus nor any applicable prospectus supplement or related free writing prospectus constitutes, and none of the foregoing may be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.
You should rely only on the information contained or incorporated by reference in this prospectus, the applicable prospectus supplement and any related free writing prospectus. We have not authorized any person to provide you with different or inconsistent information. You should assume that the information appearing in this prospectus, the applicable prospectus supplement and any related free writing prospectus, and the documents incorporated and deemed to be incorporated by reference herein and therein, are accurate only as of the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.
Unless we otherwise specify or the context indicates otherwise, references in this prospectus or in any accompanying prospectus supplement to “FLIR,” the “Company,” “we,” “us,” “our” or similar terms refer to FLIR Systems, Inc. and its consolidated subsidiaries.

THE COMPANY
FLIR is a world leader in developing technologies that enhance perception and awareness. We design, develop, market, and distribute solutions that detect people, objects and substances that may not be perceived by human senses and improve the way people interact with the world around them. We bring these innovative technologies — which include thermal imaging systems, visible-light imaging systems, locater systems, measurement and diagnostic systems, and advanced threat-detection solutions — into daily life.
FLIR Systems, Inc. is an Oregon corporation and was incorporated in 1978. Our headquarters are located at 27700 SW Parkway Avenue, Wilsonville, Oregon, 97070, and the telephone number at this location is (503) 498-3547. Information about us is available on our website at http://www.flir.com. The information contained in, or that can be accessed through, our website is not part of this prospectus, any applicable prospectus supplement or free writing prospectus, or the documents incorporated or deemed to be incorporated by reference herein or therein.

RISK FACTORS
Investing in our securities involves significant risk. Before making a decision to invest in any of our securities, you should consider carefully the risk factors set forth in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus and may be obtained as described under “Where You Can Find More Information,” and any risk factors that may be set forth in the applicable prospectus supplement and any related free writing prospectus, as well as the other information contained and incorporated by reference in this prospectus, the applicable prospectus supplement and any related free writing prospectus. Each of these risks could have a material adverse effect on our business, results of operations and financial condition and the occurrence of any of these risks might cause you to lose all or part of your investment in our securities. These risks are not the only ones we face. Unforeseen risks could arise and problems or issues that we now view as minor could become more significant. If we are unable to adequately respond to these risks and uncertainties, our business, financial condition and results of operations would be materially adversely affected.

FORWARD-LOOKING STATEMENTS
This prospectus, any applicable prospectus supplement and any related free writing prospectus and portions of the documents incorporated by reference herein and therein may contain information regarding future events and our future results that are based on management’s current expectations, estimates, projections and assumptions about our business that may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “sees,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors. You should pay particular attention to the risk factors and cautionary statements referenced in the sections entitled “Risk Factors” in this prospectus, any applicable prospectus supplement and any related free writing prospectus and in our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q incorporated by reference in this prospectus. Other risks, uncertainties and factors that might cause or contribute to such differences include, but are not limited to, those discussed elsewhere in our most recent Annual Report on Form 10-K, our subsequent Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K incorporated and deemed to be incorporated by reference in this prospectus.
Given these risks, uncertainties and other factors, many of which are beyond our control, you should not place undue reliance on these forward-looking statements. Such forward-looking statements speak only as of the date of this prospectus, any applicable prospectus supplement or any related free writing prospectus, as applicable, or, in the case of any document incorporated by reference, the date of that document, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made. If we update or correct one or more forward-looking statements, investors and others should not conclude that we will make additional updates or corrections with respect to other forward-looking statements.

USE OF PROCEEDS
The net proceeds from the sale of any securities offered by us will be used for general corporate purposes unless we specify otherwise in the prospectus supplement or any related free writing prospectus applicable to a particular offering. General corporate purposes may include the repayment of debt, acquisitions, stock repurchases, capital expenditures, investments in subsidiaries and joint ventures, and additions to working capital. Net proceeds may be temporarily invested prior to use.

DESCRIPTION OF CAPITAL STOCK
The following summary of the material rights and privileges of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, our second restated articles of incorporation, as amended (our “Articles of Incorporation”), our fourth restated bylaws, as amended (our “Bylaws”) and applicable provisions of the Oregon Business Corporation Act, as amended (the “OBCA”). For more information on how you can obtain our Articles of Incorporation and our Bylaws, see “Where You Can Find More Information.”
General
Pursuant to our Articles of Incorporation, our authorized capital stock consists of 510,000,000 shares, par value of $0.01 per share, of which 500,000,000 shares are designated as common stock and 10,000,000 shares are designated as preferred stock. On October 25, 2019, we had 134,153,070 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.
Common Stock
Voting Rights
Each holder of shares of our common stock is entitled to one vote for each share owned of record on all matters submitted to a vote of shareholders. If a quorum exists, action on a matter, other than the election of directors, is approved if the votes cast by the shares entitled to vote favoring the action exceed the votes cast opposing the action, unless a greater number of affirmative votes is required by law or the Articles of Incorporation. If a quorum exists, directors are elected by a plurality of the votes cast by the shares entitled to vote unless otherwise provided in the Articles of Incorporation. The OBCA requires that any amendments to our Articles of Incorporation must be approved by a majority of votes entitled to be cast on the amendment by any voting group with which the amendment would create dissenters’ rights and the votes required by every other voting group entitled to vote on the amendment. In addition, the OBCA requires that the shareholders entitled to vote must approve a plan of conversion of our corporation to another type of entity (such as a limited liability company), any merger or consolidation to which we are a party (other than some parent-subsidiary mergers), any sale of all or substantially all of our assets other than in the usual and regular course of business, or our dissolution as a corporation. Our shareholders do not have cumulative voting rights as to the election of directors.
Dividends
Subject to the preferential rights of any holders of any series of our preferred stock that may be issued in the future, the holders of shares of our common stock are entitled to such dividends and distributions, whether payable in cash or otherwise, as may be declared from time to time by our board of directors from legally available funds.
Liquidation Distributions
Upon our liquidation (voluntary or otherwise), dissolution or winding-up and after payment of all prior claims against our assets and our outstanding obligations and subject to the preferential rights of holders of any series of our preferred stock that may be issued in the future, the holders of shares of common stock will be entitled to receive a distribution (the “Common Adjustment”). Following the payment of the full amount of the liquidation preferences of any series of our preferred stock and the Common Adjustment in respect of all outstanding shares of our preferred stock and common stock, respectively, holders of our preferred stock and holders of shares of our common stock shall receive their ratable and proportionate share of the remaining assets of the Company to be distributed in the ratio of 100 to 1 with respect to such preferred stock and common stock, on a per share basis, respectively.
Preemptive, Conversion, Redemption or Similar Rights
Holders of shares of our common stock are not entitled to any preemptive or other first right to acquire any treasury shares or any additional issue of shares of stock or other securities of the Company.

The shares of common stock are not subject to conversion or redemption by the Company, and the holders of shares of our common stock do not have any right or option to convert such shares into any other security or property of the Company or to cause the Company to redeem such shares of common stock. There are no sinking fund provisions applicable to our common stock.
Fully Paid and Nonassessable Shares; No Liability for Corporate Obligations
All of our outstanding shares of common stock are fully paid and nonassessable, which means the holders of the outstanding shares of our common stock may not be required to contribute additional amounts of capital or pay additional amounts with respect to such shares of common stock to the Company or be liable for any obligations or liabilities of the Company that the Company may fail to discharge. A share of common stock is fully paid and nonassessable if such share has been issued for consideration legally permissible under the OBCA and the board of directors has determined that the consideration received or to be received for shares to be issued is adequate.
Preferred Stock
Shares of preferred stock may be issued without the approval of the holders of our common stock in one or more series, from time to time. Our board of directors is expressly authorized (i) to fix the descriptions, powers, preferences, rights, qualifications, limitations, restrictions and any other terms with respect to any series of preferred stock and (ii) to specify the number of shares of any series of preferred stock.
Holders of our preferred stock may be entitled to receive dividends (other than dividends of common stock) before any dividends are payable to holders of our common stock. Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of FLIR.
The prospectus supplement relating to any preferred stock being offered will include specific terms relating to the offering.
Board of Directors
The number of directors of the Company shall be not less than five nor more than twelve, and within such limits, the exact number shall be fixed and increased or decreased from time to time by resolution of the board of directors. Directors shall be elected at each annual meeting of shareholders for one-year terms expiring at the next succeeding annual meeting of shareholders. The board of directors is not classified. Any director may be removed only for cause at a meeting of shareholders called expressly for that purpose, by the vote of a majority of the shares then outstanding. At any meeting of shareholders at which one or more directors are removed, a majority of the shares then outstanding for the election of directors may fill any vacancy created by such removal. If any vacancy created by removal of a director is not filled by the shareholders at the meeting at which the removal is effected, such vacancy may be filled by a majority vote of the remaining directors.
Transfer Agent
The Transfer Agent and Registrar for the Company is Computershare.
Provisions with Possible Anti-Takeover Effects
Oregon Law
An Oregon company may provide in its articles of incorporation or bylaws that certain control share and business combination provisions in the OBCA do not apply to its shares.
We have opted out of Sections 60.801 through 60.816 of the OBCA, known as the “Oregon Control Share Act.” The Oregon Control Share Act generally provides that a person who acquires voting stock of an Oregon corporation, in a transaction that results in the acquiror holding more than 20%, 33 1/3% or 50% of the total voting power of the corporation, cannot vote the shares it acquires in the acquisition.

However, we are subject to Sections 60.825 through 60.845 of the OBCA, known as the “Oregon Business Combination Act.” The Oregon Business Combination Act governs business combinations between Oregon corporations and a person or entity that acquires 15% or more of the outstanding voting stock of the corporation, thereby becoming an “interested shareholder.” The Oregon Business Combination Act generally provides that the corporation and the interested shareholder, or any affiliated entity of the interested shareholder, may not engage in business combination transactions for three years following the date the person acquired the shares. Business combination transactions for this purpose include:
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a merger or plan of exchange;

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any sale, lease, mortgage or other disposition of the assets of the corporation where the assets have an aggregate market value equal to 10% or more of the aggregate market value of the corporation’s assets or outstanding capital stock; and

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transactions that result in the issuance or transfer of capital stock of the corporation to the interested shareholder.

These business combination restrictions do not apply if:
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the board of directors approves the business combination or the transaction that resulted in the shareholder acquiring the shares before the acquiring shareholder acquires 15% or more of the corporation’s voting stock;

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as a result of the transaction in which the person acquired the shares, the acquiring shareholder became an interested shareholder and owner of at least 85% of the outstanding voting stock of the corporation, disregarding shares owned by employee directors and shares owned by certain employee benefits plans; or

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the board of directors and the holders of at least two-thirds of the outstanding voting stock of the corporation at an annual or special meeting of shareholders, disregarding shares owned by the interested shareholder, approve the business combination after the acquiring shareholder acquires 15% or more of the corporation’s voting stock.

Our Articles of Incorporation and Bylaws
Various provisions contained in our Articles of Incorporation and Bylaws could delay or discourage shareholder actions with respect to transactions involving an actual or potential change of control of us or a change in our management and may limit the ability of our shareholders to remove current management or approve transactions that our shareholders may deem to be in their best interests. Among other things, these provisions:
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provide that any shareholder wishing to nominate persons for election as directors at, or bring other business before, an annual meeting must deliver to our secretary advance written notice of the shareholder’s intention to do so;

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establish that state courts located within the State of Oregon (or, if no state court located within the State of Oregon has jurisdiction, the federal district court for the District of Oregon) are the sole and exclusive forum for certain disputes;

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provide that the board of directors may, by resolution adopted by a majority of the directors, increase or decrease the number of directors on the board of directors so long as the number of directors is not less than five nor more than twelve; and

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do not permit cumulative voting for directors.

DESCRIPTION OF DEBT SECURITIES
The debt securities will be our direct unsecured general obligations. The debt securities will be issued under an indenture which may be amended or supplemented from time to time, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part.
The applicable prospectus supplement and any related free writing prospectus will describe the material terms of the debt securities offered through that prospectus supplement as well as any general terms described in this section that will not apply to those debt securities. To the extent the applicable prospectus supplement or any related free writing prospectus relating to an offering of debt securities are inconsistent with this prospectus, the terms of that prospectus supplement or related free writing prospectus will supersede the information in this prospectus.
The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of the debt securities. These terms may include the following:
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the title and principal aggregate amount of the debt securities;

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whether the debt securities are convertible or exchangeable into other securities;

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the percentage or percentages of principal amount at which such debt securities will be issued;

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the interest rate(s) or the method for determining the interest rate(s);

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the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;

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the person to whom any interest on the debt securities will be payable;

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the places where payments on the debt securities will be payable;

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the maturity date;

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redemption or early repayment provisions;

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authorized denominations;

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form;

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amount of discount or premium, if any, with which such debt securities will be issued;

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whether such debt securities will be issued in whole or in part in the form of one or more global securities;

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the identity of the depositary for global securities;

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whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

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the terms upon which the beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;

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any covenants applicable to the particular debt securities being issued;

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any defaults and events of default applicable to the particular debt securities being issued;

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the guarantors of each series, if any, and the extent of the guarantees, if any;

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any restriction or condition on the transferability of the debt securities;

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the currency, currencies, or currency units in which the purchase price for, the principal of and any premium and any interest on, such debt securities will be payable;

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the time period within which, the manner in which and the terms and conditions upon which we or the purchaser of the debt securities can select the payment currency;

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the securities exchange(s) on which the securities will be listed, if any;

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whether any underwriter(s) will act as market maker(s) for the securities;

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the extent to which a secondary market for the securities is expected to develop;

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our obligations or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;

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provisions relating to covenant defeasance and legal defeasance;

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provisions relating to satisfaction and discharge of the indenture;

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provisions relating to the modification of the indenture both with and without consent of holders of debt securities issued under the indenture;

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the law that will govern the indenture and debt securities; and

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additional terms not inconsistent with the provisions of the indenture.

General
We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the applicable indenture. In addition, we will describe in the applicable prospectus supplement material U.S. federal income tax considerations and any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars. Unless we inform you otherwise in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.
We expect most debt securities to be issued in fully registered form without coupons and in denominations of $1,000 and integral multiples thereof. Subject to the limitations provided in the indenture and in the prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the corporate office of the trustee or the principal corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.
If specified in the applicable prospectus supplement, certain of our subsidiaries will guarantee the debt securities. The particular terms of any guarantee will be described in the related prospectus supplement.
Governing Law
The indentures and the debt securities will be construed in accordance with and governed by the laws of the State of New York.

DESCRIPTION OF WARRANTS
We may issue warrants to purchase our debt securities, common stock or preferred stock. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a warrant agreement to be entered into between us and a warrant agent.
The applicable prospectus supplement will describe the terms of any series of warrants in respect of which this prospectus is being delivered, including, where applicable, the following:
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the title of such warrants;

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the aggregate number of such warrants;

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the price or prices at which such warrants will be issued;

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the currency or currencies, in which the price of such warrants will be payable;

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the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

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the price at which and the currency or currencies in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

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the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

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the circumstances, if any, which will cause the warrants to be deemed to be automatically exercised;

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the minimum or maximum amount of such warrants which may be exercised at any one time;

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the anti-dilution provisions of such warrants;

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the redemption or call provisions of such warrants;

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provisions regarding changes to or adjustments in the exercise price;

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the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

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the date on and after which such warrants and the related securities will be separately transferable;

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information with respect to book-entry procedures, if any;

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a discussion of any material United States federal income tax considerations; and

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any other material terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Until they exercise their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon exercise, and will not be entitled to:
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receive payments of principal of (or premium, if any, on) or interest, if any, on any debt securities purchasable upon exercise;

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receive dividend payments, if any, with respect to any underlying securities; or

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exercise the voting rights of any common stock or preferred stock purchasable upon exercise.

DESCRIPTION OF UNITS
As specified in the applicable prospectus supplement, we may issue units consisting of one or more of the following: debt securities, shares of common stock or preferred stock, warrants or any combination of such securities.
The applicable prospectus supplement will describe:
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the terms of the units and of any of our debt securities, common shares, preferred shares or warrants comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

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a description of the terms of any unit agreement governing the units;

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a description of the provisions for the payment, settlement, transfer or exchange of the units; and

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if applicable, a discussion of any material United States federal income tax considerations.

PLAN OF DISTRIBUTION
We may use this prospectus and any accompanying prospectus supplement to sell our securities from time to time as follows:
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directly to purchasers;

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through agents;

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through underwriters;

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through dealers; and

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through any other method permitted by applicable law.

We, or agents designated by us, may directly solicit, from time to time, offers to purchase our securities. Any such agent may be deemed to be an underwriter as that term is defined in the Securities Act. We will name the agents involved in the offer or sale of our securities and describe any commissions payable by us to these agents in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, these agents will be acting on a best efforts basis for the period of their appointment. The agents may be entitled under agreements which may be entered into with us to indemnification by us against specific civil liabilities, including liabilities under the Securities Act. The agents may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.
If we utilize any underwriters in the sale of our securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement with those underwriters at the time of sale to them. We will set forth the names of these underwriters and the terms of the transaction in the applicable prospectus supplement, which will be used by the underwriters to make resales of our securities in respect of which this prospectus is delivered to the public. We may indemnify the underwriters under the relevant underwriting agreement against specific liabilities, including liabilities under the Securities Act. The underwriters may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.
If we utilize a dealer in the sale of our securities in respect of which this prospectus is delivered, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. We may indemnify the dealers against specific liabilities, including liabilities under the Securities Act. The dealers may also be our customers or may engage in transactions with, or perform services for us in the ordinary course of business.
To the extent that we make sales through one or more underwriters or agents in at-the-market offerings, we will do so pursuant to the terms of a sales agency financing agreement or other at-the-market offering arrangement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to any such agreement, we will issue and sell our securities through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell securities on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The agreement will provide that any securities sold will be sold at prices related to the then prevailing market prices for our securities. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time. Pursuant to the terms of the agreement, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our common stock or other securities. The terms of each such agreement will be set forth in more detail in a prospectus supplement to this prospectus. In the event that any underwriter or agent acts as principal, or broker-dealer acts as underwriter, it may engage in certain transactions that stabilize, maintain or otherwise affect the price of our securities. We will describe any such activities in the prospectus supplement relating to the transaction.
The place and time of delivery for our securities in respect of which this prospectus is delivered will be set forth in the applicable prospectus supplement.

LEGAL MATTERS
Unless otherwise specified in a prospectus supplement accompanying this prospectus, the validity of the securities offered by this prospectus will be passed upon by Hogan Lovells US LLP. With respect to certain legal matters relating to Oregon law, Hogan Lovells US LLP has relied upon the opinion of Chris Lewis, Vice President, Chief IP Counsel and Deputy General Counsel of FLIR. Any underwriters will be represented by their own legal counsel.
EXPERTS
The consolidated financial statements of FLIR Systems, Inc. and its subsidiaries as of December 31, 2018 and 2017, and for each of the years in the three-year period ended December 31, 2018, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2018 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2018 financial statements refers to a change in the method of accounting for revenue and the income tax impact of intra-entity transfers due to the adoption of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers and Accounting Standards Update 2016-16, Income Taxes (Topic 740): Intra-entity Transfers of Assets Other than Inventory.
WHERE YOU CAN FIND MORE INFORMATION
We are subject to the informational requirements of the Exchange Act, and in accordance therewith file annual, quarterly and current reports, proxy statements and other information with the SEC on a regular basis.
The SEC maintains a website that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that site is http://www.sec.gov. Our SEC filings are also available from our website at http://www.flir.com. Information on or accessible through our website is not part of this prospectus, any accompanying prospectus supplement or any related free writing prospectus.
This prospectus constitutes part of a registration statement filed under the Securities Act. As permitted by the SEC’s rules, this prospectus omits information and exhibits included in the registration statement. For further information about us and the securities, you should read the registration statement and the exhibits thereto. You may read those documents as described above. Statements contained in this prospectus or any applicable prospectus supplement as to the contents of any contract or other document are not complete and in each instance we refer you to the copy of the contract or document filed or incorporated by reference as an exhibit to the registration statement of which this prospectus is a part or to a document incorporated or deemed to be incorporated by reference in this prospectus, and each such statement is qualified in all respects by such reference.
DOCUMENTS INCORPORATED BY REFERENCE
We have “incorporated by reference” in this prospectus certain documents that we file with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. This information incorporated by reference is a part of this prospectus, unless we provide you with different information or the information is modified or superseded by a subsequently filed document. Any information referred to in this way is considered part of this prospectus from the date we file that document.
Any reports filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before the completion of the offering of the securities (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules) will be deemed to be incorporated by reference into this prospectus and will automatically update, where applicable, and, to the extent inconsistent, supersede any information contained in this prospectus or any applicable prospectus supplement or incorporated by reference herein or therein.

This prospectus incorporates the documents listed below that we have previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules). These documents contain important information about us, our business and our financial condition.
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The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed with the SEC on February 28, 2019, including the information specifically incorporated by reference into the Annual Report on Form 10-K from our definitive proxy statement on Schedule 14A filed with the SEC on March 8, 2019, pursuant to Section 13 of the Exchange Act or the Securities Act.

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The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2019 filed with the SEC on May 2, 2019, the Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2019 filed with the Commission on July 31, 2019 and the Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2019 filed with the Commission on October 31, 2019.

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The Company’s Current Reports on Form 8-K filed with the SEC on February 12, 2019, February 13, 2019, February 19, 2019, March 5, 2019, April 1, 2019, April 23, 2019, July 15, 2019 and October 22, 2019 (other than documents or portions of those documents not deemed to be filed).

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The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A filed with the SEC on June 15, 1993 (paper filing).

You can obtain any of the documents incorporated by reference in this prospectus from us or from the SEC through the SEC’s website at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless we specifically incorporated by reference the exhibit in this prospectus. You can obtain these documents from us by requesting them in writing, by telephone or via the Internet at the following address, number or website:
FLIR Systems, Inc.
Attn: Investor Relations
27700 SW Parkway Avenue
Wilsonville, Oregon 97070
Telephone: (503) 498-3547
http://www.flir.com
The information contained on or that can be accessed through our website is not a part of this prospectus, any prospectus supplement or any related free writing prospectus, or any document incorporated or deemed to be incorporated by reference herein or therein.

$500,000,000
FLIR Systems, Inc.
2.500% Notes Due 2030

prospectus supplement

BofA Securities
J.P. Morgan
US Bancorp
Citigroup
MUFG
HSBC
BNP PARIBAS
Siebert Williams Shank
July 20, 2020